                                                                  EXHIBIT (a)(i)

                   [COMPREHENSIVE CARE CORPORATION LETTERHEAD]


                                                               February __, 1996



To:     Holders of our 7 1/2% Convertible Subordinated
        Debentures Due April 15, 2010 ("Debentures")



        Comprehensive Care Corporation (the "Company") is offering you, in exchange for each $1,000 in original principal amount of your Debentures together with a waiver from you of interest and default interest accrued thereon from April 15, 1994, an EXCHANGE CONSIDERATION comprised of (a) a cash principal payment of $500 plus (b) a cash payment of $80 in lieu of interest and (c) a principal payment of sixteen shares of Common Stock, par value $.01 per share, of the Company.



        If you elect to keep your Debentures, you will not lose the accrual of any interest payment; provided, however, that continued payment of interest and ultimately the principal thereof by the Company is subject to prior satisfaction of conditions to such payment provided in the Indenture and the Company's ability to pay such interest. Principal and interest due under the Debentures are unsecured and are subject to the terms, restrictions and subordinations as provided in the Indenture pursuant to which the Debentures were issued.



        The Debentures are currently due and payable in full as a result of acceleration resulting from past defaults. For the Exchange Offer to be completed, holders of a majority principal amount of Debenture must give notice to the Trustee that the acceleration is rescinded and also the Company must cure all other Events of Default that are not waived, including the payment of all default interest to non-tendering Debentureholders. Subject to certain conditions, the Company expects to deliver Exchange Consideration for all Debentures properly tendered that are accepted by the Company for Exchange. The Company also intends to resume semi-annual interest payments on untendered Debentures and does not have any present intention to redeem or otherwise retire such untendered Debentures before maturity.



        The Exchange Offer expires on April 1, 1996, and the Company anticipates payment of the Exchange Consideration on or before April 15, 1996. Under certain circumstances, the Company may extend such dates and amend or withdraw the offer. The enclosed Offering Circular further describes the Exchange Offer. Existing Debentureholders and their representatives, successors or assigns may obtain additional copies of the Offering Circular upon request to Kerri Ruppert, Senior Vice President, Chief Accounting Officer and Secretary/Treasurer, telephone (800) 678-2273.



        You are urged to read the enclosed Offering Circular carefully. The Offering Circular is accompanied by a Letter of Transmittal, Notice of Guaranteed Delivery, Letter to Brokers and Letter to Customers for your use in tendering your Debenture certificates to the Exchange Agent, Continental Stock Transfer & Trust Company. Also, the Offering Circular is accompanied by a Debenture Consent Solicitation Statement. One desired effect of the Exchange Offer is to obtain a rescission of acceleration of the Debentures so that the Company can resume its former non-default status under the Debentures. If the acceleration is not rescinded, the Company anticipates that it would not be



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




permitted by holders of its Senior Debt to deliver Exchange Consideration to the Debentureholders.



        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU ACCEPT THE EXCHANGE AND TENDER YOUR DEBENTURES TO RECEIVE THE EXCHANGE CONSIDERATION DESCRIBED ABOVE.



                                       Cordially,



                                       ________________________________________
                                       Kerri Ruppert
                                       Senior Vice President, Chief Accounting
                                       Officer and Secretary/Treasurer



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



                                OFFERING CIRCULAR


   OFFER TO EXCHANGE CASH AND COMMON STOCK FOR ANY AND ALL OUTSTANDING 7 1/2%
             CONVERTIBLE SUBORDINATED DEBENTURES DUE APRIL 15, 2010


                         COMPREHENSIVE CARE CORPORATION


                                350 W. BAY STREET
                              COSTA MESA, CA 92627



            THE COMPANY OFFERS AN AGGREGATE EXCHANGE CONSIDERATION OF
                           $500 IN CASH AS PRINCIPAL,
                          $80 IN CASH AS INTEREST, AND
                            16 SHARES OF COMMON STOCK
            FOR THE SURRENDER OF EACH $1,000 OF OUTSTANDING PRINCIPAL
                 AMOUNT OF DEBENTURES AND WAIVER AND FORGIVENESS
           OF APPROXIMATELY $78.44 EXCESS INTEREST (OVER $80) ACCRUED
           SINCE APRIL 15, 1994 TO APRIL 15, 1996 AND ALL OTHER CLAIMS



THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON APRIL 1, 1996 UNLESS THE EXCHANGE OFFER IS EXTENDED.



THE DATE OF THIS OFFERING CIRCULAR IS FEBRUARY ___, 1996.



        Comprehensive Care Corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $500 in cash plus sixteen (16) shares of Common Stock, par value $.01 per share ("Common Shares"), as a payment of principal, plus $80 in cash as a payment of interest (the "Exchange Consideration") for each $1,000 of the outstanding principal amount of its 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (the "Debentures"), and the waiver by the Debentureholders of all but such $80 of interest accrued and unpaid as of the date of the Exchange. (See "The Exchange Offer -- Procedures for Tendering")



        THE COMPANY IS CONCURRENTLY SOLICITING FOUR CONSENTS FROM DEBENTUREHOLDERS PURSUANT TO A DEBENTURE CONSENT SOLICITATION STATEMENT WHICH IS A DOCUMENT SEPARATE FROM THIS OFFERING CIRCULAR RELATING TO THE FOLLOWING:
Consent (1) to rescind, and to notify the Trustee of a rescission of, an acceleration of payments due under the Debentures, (2) to waive, and to notify the Trustee of a waiver of, any other Events of Default under the Debentures (other than any principal and interest due otherwise than by acceleration), (3) to instructions and to instruct the Trustee not to pursue any remedy under the Debentures or the Indenture upon anything less than future directions given by a majority in outstanding principal amount of Debentures, and (4) to the amendment of the Indenture between the Company and the Trustee to the extent necessary to effect the foregoing three proposals and the Exchange.



        IF THE CONSENTS ARE OBTAINED, ALL DEBENTURES WHICH REMAIN UNTENDERED AND OUTSTANDING AT THE EXPIRATION OF THE OFFER WILL BE ENTITLED TO RECEIVE A PAYMENT OF $158.44 PER $1,000 OF PRINCIPAL BUT THE ACCELERATION WILL HAVE BEEN RESCINDED BY VIRTUE OF SUCH CONSENT AND PAYMENT.



        The Company shall not accept any Debentures submitted for tender at any time after 2:00 p.m. Los Angeles time and 5:00 p.m. New York time on April 1, 1996 (the "Expiration Date"). The Company will pay or cause to be paid or sent the Exchange Consideration on or before April 15, 1996 (the "Payment Date"). The Company also will pay on the Payment Date to the non-tendering Debentureholders of record on April 2, 1996 (the "Interest Record Date") all unpaid interest, including default interest, and such outstanding non-tendered



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




Debentures will continue to be convertible into Common Shares at the rate of $230.81 for each Debenture so converted. The Expiration Date, Interest Record Date and the Payment Date are subject to extension in the reasonable discretion of the Company.



        The Common Shares have been listed and will be accepted for trading upon notice of issuance on the New York Stock Exchange ("NYSE"). On January 25, 1996, the reported closing price of the Common Shares on the NYSE was $8.375 per share. The Exchange Consideration includes sixteen (16) Common Shares. The Company's Common Shares are described in "Risk Factors," "Other Factors to Consider" and "Description of the Capital Stock." See "Summary Comparison of Terms of Debentures and Exchange Consideration."



        Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all Debentures properly tendered prior to the Expiration Date, unless the Exchange Offer is extended from time to time at the option of the Company. Tenders of Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. See "The Exchange Offer -- Withdrawal Rights." The Company will deliver Exchange Consideration including certificates representing Common Shares as soon as practicable following the Expiration Date. PROVIDED, if, under circumstances then prevailing, financing is unavailable or is available only on terms that are unacceptable in the Company's reasonable judgment, or if other adverse conditions then exist, the Company may elect not to proceed with or effect the Exchange, if the Company reasonably determines that the Exchange is not in the best interests of the Company, or may amend the Exchange Offer, including to permit the Company to accept less than all of the Debentures tendered and prorate acceptances of the offer among all tendering holders.



        An aggregate of $9,538,000 in principal amount ("face value") of Debentures was outstanding as of January 31, 1996. The Debentures are traded in the over-the-counter market, although trading in these securities is limited and sporadic. On January 25, 1996, the reported bid and asked prices of the Debentures on the over-the-counter market based on information from one or more brokers were $600 and $650, respectively, per $1,000 original principal amount. The existence of a bid price does not indicate an actual trading market exists or will exist.



        The entire outstanding principal amount of Debentures, plus interest and default interest accrued thereon, is currently due and payable pursuant to acceleration thereof by holders of 25% or more of the outstanding principal amount. Interest is unpaid on the Debentures from April 15, 1994. As of April 15, 1996, the amount of interest and default interest will be $158.44



        The Exchange Offer is not conditioned upon any minimum principal amount of Debentures being tendered for exchange, although the obligation of the Company to complete the exchange is subject to the Company's ability to raise sufficient funds, the rescission of acceleration of the Debentures, the absence of certain actions or notices by Senior Debt holders, and certain customary conditions, all as described under "The Exchange Offer -- Conditions of the Exchange Offer," certain of which may be waived by the Company.



        The Exchange Offer is being made by the Company in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman, or other person for soliciting tenders of the Debentures. Regular employees of the Company and its subsidiaries, who will not receive additional compensation therefor, may solicit exchanges from holders of the Debentures. This Exchange Offer is directed solely to existing Debentureholders.

        No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Offering Circular. If given or made, the information or representations should not be relied upon as having been authorized by the Company. The delivery of this Offering Circular shall not, under any circumstances, imply that the information herein is correct as of any time subsequent to its date.

        This Offering Circular does not constitute an offer to any person in any jurisdiction in which any such offer would be unlawful, and the Company will not accept tenders from holders of Debentures in any jurisdiction in which such acceptance would not be in compliance with applicable securities or blue sky laws of such jurisdiction.


        This Offering Circular describes private unregistered sales of the Company's Common Stock and convertible debt. Such shares upon issuance are restricted pursuant to the Securities Act and may not be resold without registration under the Securities Act or an appropriate exemption. No offer thereof, express or implied, is made herein.



                             ADDITIONAL INFORMATION



        Continental Stock Transfer & Trust Company has agreed to provide certain services as Exchange Agent in connection with the Exchange Offer. The Trustee of the Debentures is First Trust California, National Association, successor to Bank of America National Trust and Savings Association. Holders of Debentures who require assistance may contact the Company, attention Kerri Ruppert, Senior Vice President, Chief Accounting Officer and Secretary/Treasurer, at 350 W. Bay Street, Costa Mesa, California 92627, (800) 678-2273; or the Exchange Agent, Continental Stock Transfer & Trust Company at 2 Broadway, 19th Floor, New York, New York 10004, (212) 509-4000, Ext. 227; or the Trustee, First Trust California, National Association, successor to Bank of America National Trust and Savings Association, Corporate Trust Administration # 8510, 333 South Beaudry Avenue, 25th Floor, Los Angeles, California 90017, (213) 345-4652,
Attention: Ms. Sandy Chan.


                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        This Offering Circular does not contain all of the information set forth in the Schedule 13E-4, as the same from time to time may hereafter be amended, of which this Offering Circular is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Schedule 13E-4, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of documents incorporated by reference herein or other appendices or supplements to this Offering Circular.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated herein by reference:


        a. The Company's Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended May 31, 1995 including portions of the Company's definitive Proxy Statement for the 1995 Annual Meeting of Stockholders incorporated therein by reference;



        b. The Company's Quarterly Report on Form 10-Q/A, Amendment No. 1, for the fiscal quarter ended August 31, 1995;



        c. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1995; and



        d. The Company's Current Report on Form 8-K and on Form 8-K/A filed on or about May 22, 1995 and May 25, 1995 reporting under Item 4 certain descriptions and required information regarding the disassociation of the Company and Arthur Andersen LLP and the Company's Form 8-K filed on or about July 5, 1995 reporting under Item 4 thereof the engagement of Ernst & Young LLP.



        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Offering Circular and to be part hereof from the date of filing such documents.


        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.


        The Company will provide, without charge, to each person, including any beneficial owner, to whom this Offering Circular is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information this Offering Circular incorporates). Such requests should be directed to Kerri Ruppert, Senior Vice President, Chief Accounting Officer and Secretary/Treasurer of the Company, at
(800) 678-2273.



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



                                TABLE OF CONTENTS


                                                                                           Page

OFFERING SUMMARY...........................................................................  1

PURPOSE OF THE EXCHANGE OFFER..............................................................  1

THE EXCHANGE OFFER.........................................................................  1

SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION.......................  5

PRICE OF SECURITIES PRIOR TO ANNOUNCEMENT..................................................  6

THE COMPANY................................................................................  7

FINANCIAL INFORMATION......................................................................  7

EXCHANGE OFFER FUNDING REQUIREMENTS AND SOURCES............................................  7

RATIO OF EARNINGS TO FIXED CHARGES.........................................................  9

RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY...........................................  9

PRICE RANGE OF DEBENTURES..................................................................  9

THE EXCHANGE OFFER......................................................................... 10
        TERMS OF THE EXCHANGE OFFER........................................................ 10
        EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS............................... 10
        THE DEBENTURE ACCELERATION......................................................... 11
        PROCEDURES FOR TENDERING........................................................... 12
        GUARANTEED DELIVERY PROCEDURE...................................................... 13
        CONDITIONS OF THE EXCHANGE OFFER................................................... 14
        ACCEPTANCE OF DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES.................. 15
        WITHDRAWAL RIGHTS.................................................................. 15
        EXCHANGE AGENT..................................................................... 16
        PAYMENT OF EXPENSES................................................................ 16
        EXCHANGE OF DEBENTURE CERTIFICATES................................................. 17
        BOARD OF DIRECTORS' DISCRETION AND RESERVATION OF RIGHTS........................... 17
        NO DISSENTER'S RIGHTS.............................................................. 17

OTHER FACTORS TO CONSIDER.................................................................. 17
        PRICE RANGE OF THE COMMON SHARES................................................... 17
        SHARES ELIGIBLE FOR FUTURE SALE.................................................... 19

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES.................................................. 20
        EFFECTS ON THE DEBENTUREHOLDERS.................................................... 21
        EFFECTS ON THE COMPANY............................................................. 22

DESCRIPTION OF CAPITAL STOCK............................................................... 23
        COMMON STOCK....................................................................... 23
        COMMON STOCK PURCHASE RIGHTS....................................................... 23
        REGISTRATION RIGHTS................................................................ 24
        COMMON STOCK TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND
               REGISTRAR................................................................... 24
        PREFERRED STOCK.................................................................... 24
        DELAWARE LAW AND CERTAIN CHARTER PROVISIONS........................................ 24

DESCRIPTION OF DEBENTURES.................................................................. 25
        GENERAL............................................................................ 25
        CONVERSION OF DEBENTURES........................................................... 25
        OPTIONAL REDEMPTION................................................................ 26



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
        SINKING FUND....................................................................... 26

SUBORDINATION OF DEBENTURES................................................................ 27
        EVENTS OF DEFAULT AND REMEDIES..................................................... 27
        MERGER, CONSOLIDATION, OR SALE OF ASSETS........................................... 28
        AMENDMENT, SUPPLEMENT AND WAIVER................................................... 28
        TRANSFER AND EXCHANGE.............................................................. 29
        CONCERNING THE TRUSTEE............................................................. 29

RISK FACTORS............................................................................... 29
        FAILURE TO CONSUMMATE EXCHANGE OFFER............................................... 30
        ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN; EXPLANATORY
               PARAGRAPH IN AUDITORS' REPORT............................................... 30
        PRIORITIES OF SECURITIES AND OTHER CONSIDERATIONS RELATING TO ANY
               FUTURE BANKRUPTCY OF THE COMPANY............................................ 31
               RELATIVE PRIORITIES OF DEBT CLAIMS AND EQUITY INTERESTS..................... 31
               AVOIDABLE PREFERENCES....................................................... 32
               BRIEF EXPLANATION OF CHAPTER 11............................................. 32
               PROHIBITIONS ON PAYMENT TO DEBENTUREHOLDERS................................. 35
               FRAUDULENT CONVEYANCES...................................................... 35
        NO FAIRNESS OPINION................................................................ 36
        HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF
               FUTURE PROFITABILITY........................................................ 36
        ADDITIONAL RISK FACTORS WITH RESPECT TO HOLDERS OF DEBENTURES NOT
               TENDERED IN THE EXCHANGE OFFER.............................................. 36
               SUBORDINATION............................................................... 36
               REDEMPTION; MATURITY........................................................ 37
               SPORADIC TRADING............................................................ 37
        UNCERTAINTY OF FUTURE FUNDING...................................................... 37
        DISPOSITION OF ASSETS.............................................................. 37
        ENGAGEMENT OF ERNST & YOUNG LLP; DELAYS IN SEC FILINGS............................. 38
        INVOLUNTARY BANKRUPTCY PETITION; ACCELERATION OF INDEBTEDNESS...................... 38
        DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS.................................. 38
        UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS...................... 39
        MANAGEMENT OF EXPANSION............................................................ 39
        MANAGEMENT OF TRANSITION........................................................... 39
        PRICE VOLATILITY IN PUBLIC MARKET.................................................. 39
        THIN TRADING OF DEBENTURES......................................................... 39
        CONVERSION PRICE FAR ABOVE SHARE PRICES............................................ 39

TAXES...................................................................................... 39

INTERESTS OF CERTAIN PERSONS............................................................... 40

PRINCIPAL STOCKHOLDERS..................................................................... 40

USE OF PROCEEDS............................................................................ 42

DIVIDEND POLICY............................................................................ 42

CAPITALIZATION............................................................................. 43

CHANGES IN ACCOUNTANTS..................................................................... 44



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



                                OFFERING SUMMARY

        The following is a summary of certain features of the Exchange Offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information included elsewhere in this Offering Circular.

                          PURPOSE OF THE EXCHANGE OFFER


        The Exchange Offer is an integral step in the Company's recapitalization and offer of compromise to the DebentureHolders in order to eliminate its default status under the Debenture and to enable the Company to conduct its affairs and business without the overhanging threats of foreclosure and bankruptcy, and to attempt to increase the value of the Company's Common Stock for the benefit of all of the stockholders, including those who receive their shares in the Exchange. Payment of all amounts due under the Debentures has been accelerated by a group of Debentureholders, and thus approximately $11 million is currently due and payable under the Debentures, subject, however, to, rescission of the acceleration by holders of a majority in principal amount of the outstanding Debentures. All other continuing Events of Default must be appropriately cured or waived prior to the rescission becoming effective. Concurrently with the Exchange, the Company is soliciting the rescission of acceleration. Holders of Senior Debt (as defined in the subordination provisions of the Debentures) may be able to prohibit payments by the Company in exchange for, or otherwise on account of, the Debentures. The issuance of Common Stock and payment by the Company in cash at a discount to the face amount would improve the Company's balance sheet and financial outlook. If holders of a majority in principal amount of the outstanding Debentures notify the Trustee of rescission of acceleration of the Debentures, the Debentures will be reinstated and once again will mature on April 15, 2010. If the holders of a majority in principal amount of Debentures outstanding do not give notice of rescission of acceleration of the Debentures, the Company will then consider its options, but has no present intention to consummate the Exchange or to pay any interest accrued on the Debentures unless the acceleration is rescinded.



                               THE EXCHANGE OFFER



THE OFFERING...........................   The Company is offering to exchange
                                          the Exchange Consideration, as defined
                                          below, for each $1,000 principal
                                          amount of outstanding Debentures
                                          properly tendered and accepted for
                                          exchange in the Exchange Offer. See
                                          "The Exchange Offer--Terms of the
                                          Exchange Offer."


EXCHANGE CONSIDERATION.................   The Company is offering a principal
                                          payment of $500 in cash plus 16 shares
                                          of Common Stock representing
                                          approximately $120 worth in defined
                                          value of Common Stock (subject to
                                          payment in cash in lieu of fractional
                                          shares) plus an interest payment of
                                          $80.00 in cash. All Debentureholders
                                          that tender Debentures will be deemed
                                          to have waived accrued interest since
                                          April 15, 1994 (and interest on
                                          default interest since October 15,
                                          1994) to the extent the accrued amount
                                          exceeds the interest payment of $80 in
                                          cash.


EFFECTS OF TENDERING



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



 DEBENTURES............................   Tendering Debentureholders will
                                          receive Exchange Consideration for
                                          Debentures and will waive a portion of
                                          the accrued interest. You should
                                          receive a separate proxy statement
                                          relating to Notice of Rescission of
                                          Acceleration and an accompanying
                                          consent form to be submitted by you to
                                          the Trustee.



NOTICE OF RESCISSION
OF ACCELERATION........................   As a condition to the Company's
                                          obligation to consummate the Exchange,
                                          the acceleration of the Debentures
                                          must be rescinded. Rescission of
                                          acceleration will have significant
                                          effects on tendering Debentureholders
                                          if the tendered Debentures are not
                                          accepted for exchange and on all
                                          non-tendering Debentureholders. See
                                          "Risk Factors."



EXPIRATION DATE........................   5:00 p.m., New York City time, on
                                          April 1, 1996, unless extended by the
                                          Company. See "The Exchange
                                          Offer--Expiration Date; Extensions;
                                          Termination; Amendments."



WITHDRAWAL OF TENDERS..................   Tenders of Debentures may be withdrawn
                                          at any time prior to the Expiration
                                          Date or at any time after April 1,
                                          1996 if not theretofore accepted for
                                          exchange. See "The Exchange Offer --
                                          Withdrawal Rights."



ACCEPTANCE OF DEBENTURES...............   The Company will accept for exchange
                                          any and all Debentures which are
                                          properly tendered in the Exchange
                                          Offer prior to 5:00 p.m., New York
                                          City time, on the Expiration Date,
                                          subject to the Company's ability to
                                          extend, amend or terminate the
                                          Exchange. See "The Exchange Offer--
                                          Acceptance of Debentures for
                                          Exchange."



CONDITIONS OF THE EXCHANGE
  OFFER................................   The Company's obligation to consummate
                                          the Exchange Offer is not conditioned
                                          upon any minimum principal amount of
                                          Debentures being tendered for
                                          exchange. The Exchange Offer is,
                                          however, subject to the Company's
                                          ability to raise sufficient funds to
                                          purchase all of the Debentures that
                                          are properly tendered, the rescission
                                          of acceleration of the Debentures, the
                                          prior payment of any matured Senior
                                          Debt and the absence of legal actions
                                          or default notices by certain Senior
                                          Debt holders, as well as certain
                                          customary conditions. Certain of the
                                          conditions may be waived by the
                                          Company. See "The Exchange Offer--
                                          Conditions of the Exchange Offer."



PROCEDURES FOR TENDERING
  DEBENTURES...........................   Each holder of Debentures wishing to
                                          accept the Exchange Offer must
                                          complete and sign the Letter of
                                          Transmittal, in accordance
                                          with the instructions contained herein
                                          and therein, and forward or hand
                                          deliver such Letter of Transmittal to
                                          the Exchange Agent at one of the
                                          addresses set forth herein and
                                          therein. Any holder of Debentures
                                          whose Debentures are registered in the
                                          name of a broker, dealer, commercial
                                          bank, trust company or nominee is
                                          urged to contact such registered
                                          holder promptly if such holder wishes
                                          to accept the Exchange Offer. Holders
                                          whose certificates representing their
                                          Debentures are not immediately
                                          available or who cannot deliver their
                                          certificates or any other required
                                          documents to the Exchange Agent prior
                                          to 5:00 p.m., New York City time, on
                                          the Expiration Date may tender their
                                          Debentures pursuant to the guaranteed
                                          delivery procedure set forth herein.
                                          See "The Exchange Offer--Procedures
                                          for Tendering" and "--Guaranteed
                                          Delivery Procedure."



NOTICES OF RESCISSION
  OF ACCELERATION......................   The Company's Debentures have been and
                                          are immediately due and payable. The
                                          Company requests that all
                                          Debentureholders submit a Notice of
                                          Rescission of Acceleration to the
                                          Trustee. While the acceleration of
                                          Debentures is continuing, the Trustee
                                          can obtain a judgment against the
                                          Company in the amount of the full face
                                          value of the Debentures, plus interest
                                          and default interest and costs.



SENIOR DEBT............................   All principal or interest of Senior
                                          Debt, as defined in the Indenture,
                                          that has theretofore matured, by
                                          acceleration or otherwise, must be
                                          paid prior to the Company's making any
                                          payment to Debentureholders. Any
                                          Senior Debt holder who commences any
                                          legal proceeding (whether or not the
                                          holder prevails), or gives notice
                                          (whether or not meritorious)
                                          concerning any purported Senior Debt
                                          default that purportedly would permit
                                          the Senior Debt to be accelerated can
                                          effectively prevent or delay payment
                                          to Debentureholders. The Company
                                          believes that it has approximately
                                          $9.5 million of Senior Debt
                                          outstanding.


EFFECTS OF THE RESCISSION
  OF ACCELERATION......................   Rescission of acceleration may affect
                                          the rights of Debentureholders
                                          relative to other creditors. The
                                          Company intends to consummate the
                                          Exchange Offer as promptly as legally
                                          practicable following or concurrently
                                          with the effective rescission of
                                          acceleration.

INTEREST PAID OR PAYABLE TO
  OTHER THAN THE TENDERING
  RECORD HOLDER........................   Debentureholders intending to tender
                                          in the Exchange Offer must properly
                                          tender before the Expiration Date, as
                                          the same may be extended from time to
                                          time at the Company's sole discretion.
                                          If Debentures are tendered after the
                                          Expiration Date by a successor or
                                          transferee of the record holder on the
                                          interest payment date, the tendering
                                          Debentureholder will be offered the
                                          Exchange Consideration minus the
                                          interest paid or payable to the
                                          predecessor, unless the predecessor
                                          assigns the interest payable to the
                                          tendering record holder, who
                                          re-assigns the same to the Company on
                                          a form acceptable to the Company and
                                          its legal counsel.



TRADING................................   The Company's Debentures are traded in
                                          the over-the-counter market; however,
                                          trading is sporadic. The Company's
                                          shares of Common Stock are traded on
                                          the New York Stock Exchange ("NYSE")
                                          and the Common Shares included in the
                                          Exchange Consideration have been
                                          approved for listing on the NYSE
                                          subject to notice of issuance.



EXCHANGE AGENT.........................   Continental Stock Transfer & Trust
                                          Company. See "The Exchange Offer
                                          --Exchange Agent."



FURTHER INFORMATION....................   For further information, please
                                          contact the Company, attention Kerri
                                          Ruppert, Senior Vice President, Chief
                                          Accounting Officer and
                                          Secretary/Treasurer, at (800) 678-2273
                                          or Continental Stock Transfer & Trust
                                          Company, the Exchange Agent, at (212)
                                          509-4000, Ext. 227.

      SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION



                                                                                                 EXCHANGE
                                 THE DEBENTURES                                                CONSIDERATION
PRINCIPAL..........     While the Debentures are accelerated, $1,000            For each $1,000 in principal amount exchanged, the
                        is due in cash, interest on the principal (which        Debentureholder will receive $500 in cash plus 16
                        is considered overdue) is payable, along with           shares of Common Stock. As of January 25, 1996, the
                        interest on unpaid interest to the extent               closing price of the Common Stock on the NYSE was
                        lawful. See "Interest" below. If the acceleration       8.375. The rights of holders of Common Stock are
                        is rescinded, the principal amount will  be due in      junior to the rights of Debentureholders and all
                        full April 15, 2010, subject to earlier payment in      other creditors. See "Ranking" below.
                        the Company's discretion.

INTEREST...........     7 1/2% per annum calculated on a 30-day month and       $80 in cash. The additional accrued interest that
                        360 day year basis. Interest has accrued at 7 1/2%      will have been waived would aggregate approximately
                        per annum. Interest has not been paid since             $78.44 to April 15, 1996.
                        April 15, 1994 on the Debentures. Three semi-annual
                        interest installments are in arrears (October 1994,
                        April 1995 and October 1995). Debentures earn
                        interest on default interest at 7 1/2% per annum,
                        to the extent permitted by law. While the Debentures
                        are accelerated, interest accrues on the entire
                        principal amount. Approximately  $158.44 aggregately
                        thereof will have accrued on each  $1,000 face value
                        as of April 15, 1996. If the acceleration is to be
                        rescinded, the interest required to be paid excludes
                        the portion of accrued interest due only on account
                        of the acceleration.

MATURITY...........     While the Debentures are accelerated, all principal     Upon the Exchange that occurs if and when the
                        and interest are due and payable immediately. If the    Exchange Offer is successfully completed.
                        acceleration is rescinded, the principal amount will    Completion of the Exchange Offer is subject to
                        mature on April 15, 2010, subject to acceleration in    a high degree of risk. See "Risk Factors."
                        the event of notice by the Trustee or at least 25% in
                        principal amount of Debentures following the existence
                        and continuation of a new Event of Default.

CONVERSION OR
EXCHANGE...........     Each $1,000 in principal amount is convertible into        See "Principal" above.
                        four whole Common Shares (plus a balance of $79.16 in
                        principal amount of Debentures remaining unconverted)
                        at the current conversion price of $230.21 per share.
                        The conversion price is subject to adjustment to
                        prevent dilution in certain events. The conversion
                        price adjustments are made generally whenever shares
                        are sold by the Company at a price below the average
                        closing price on the NYSE during a specified period.

RANKING............     Unsecured general obligations of the Company               Payments received in the Exchange Offer by
                        subordinate to all existing and future Senior Debt         Debentureholders may be subject to claims of
                        of the Company (as defined). Secured Senior Debt           Senior Debt holders or other creditors, and, if
                        totalled approximately $3.6 million at December 31,        competing creditors prevail in asserting their
                        1995.                                                      claims, the Exchange Consideration may be
                                                                                   forfeitable. See "Priorities of Securities and
                                                                                   Other Consideration s Relating to Any  Future
                                                                                   Bankruptcy of the Company." Shares of Common
                                                                                   Stock received in the Exchange constitute
                                                                                   "equity" securities, which by their nature are
                                                                                   subordinate to all indebtedness of the Company.

REDEMPTION AT
OPTION OF THE
COMPANY............     Redeemable at any time in whole or in part at the          No redemption.
                        option of the Company at the principal amount,
                        together with  accrued interest.



                    PRICE OF SECURITIES PRIOR TO ANNOUNCEMENT



        As of March 31, 1995, the date preceding the public announcement of the intention to make the Exchange Offer, the bid price for Debentures of $1,000 principal amount was $360. On such date, the closing sales price for the Company's Common Stock reported on the NYSE Composite tape was $5 3/4. As of January 25, 1996, the bid and asked prices for the Debentures were $600 and $650, respectively, and the high and low sales prices for the Company's Common Stock were $8.625 and $8.125, respectively.

                                   THE COMPANY


        Comprehensive Care Corporation (the "Company") was incorporated in Delaware in 1969. The Company, directly or through subsidiaries, engages in providing behavioral health care and substance abuse treatment on a managed-care or contract basis. The Company owns six freestanding hospital facilities (four of which are closed and held for sale).



        The Company generated losses from its own operations in fiscal 1995 and relied for its cash requirements on funds generated by its subsidiaries, principally CareUnit, Inc., a Delaware corporation; the dispositions of freestanding hospital facilities; $2.67 million of equity private placements, a convertible debt private placement of $2.0 million, a subsidiary's preferred equity private placement of $1.0 million; and sale of $3.0 million of assets held for sale. In addition, in fiscal 1996 the Company received cash generated by a tax refund for the fiscal 1995 tax year, and a sale of a $1 million conditionally exchangeable secured promissory note.



        The Company could be required to rely for cash financing of the Exchange Offer solely on its cash reserves, potential cash flow generated by operations, proceeds from any assets disposed of as currently anticipated, and its available cash.



        At January 31, 1996, the Company's outstanding Debentures (originally issued pursuant to a public offering), aggregated $9,538,000 in outstanding principal amount. In the fourth quarter of fiscal 1996, the Company is expecting to complete the Exchange Offer with respect to the Debentures.



        To the extent Debentures are converted into Common Stock of the Company, the subordinated debt related thereto is retired and some portion of that amount becomes part of stockholders' equity.



                              FINANCIAL INFORMATION



        The information under the captions "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Consolidated Financial Statements," and "Notes to Consolidated Financial Statements" included in the Company's Form 10-K/A Amendment No. 2, for the fiscal year ended May 31, 1995, on pages 18 through 61 thereof, is incorporated herein by this reference.



        The information under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Consolidated Unaudited Financial Statements," and "Notes to Consolidated Unaudited Financial Statements" included on pages 3 through 16 of the Company's Form 10-Q/A, Amendment No. 1, for the fiscal quarter ended August 31, 1995 and on pages 3 through 20 of the Company's Form 10-Q for the fiscal quarter ended November 30, 1995, are incorporated herein by this reference.



                 EXCHANGE OFFER FUNDING REQUIREMENTS AND SOURCES



        The proposed Exchange Offer will require, if accomplished at all, the issuance of up to 152,608 shares of the Company's Common Stock to fund the stock portion of the Exchange. In addition, the Company will require a maximum of $5,532,040 to pay the cash portion of the Exchange Consideration.



        Assuming that a majority in principal amount of Debentures consent to give notice of rescission of acceleration, then the acceleration will be rescinded if and only if the Company pays the interest due on the Debentures that are not tendered. The interest accrued includes the three semi-annual interest installments (interest from approximately April 15, 1994 to October 15,
1995) plus interest on defaulted interest payments accrued and unpaid to the date that the interest is paid (the "Interest Payment Date").



        Accrued interest to the extent of $80 per $1,000 principal amount of Debentures will be paid on the Debentures that are tendered as represented by an $80 portion of the aggregate $580 in cash included in Exchange Consideration.



        Debentures that are accepted in the Exchange will become the property of the Company, along with all rights or claims thereunder, including, but not limited to, the interest in excess of such $80, and the Debentureholder who surrendered the Debenture will immediately become the holder of a right to receive the Exchange Consideration.



        As set forth above, the Company received a $9.4 million refund in October 1995 related to its fiscal 1995 Federal tax return. The Company will utilize such proceeds to provide funds for the Debenture exchange, payoff the outstanding liabilities to the IRS, and/or additional operating needs. The statement of operations reflects the recognition of $2.6 million in tax benefits for this refund. In addition, in November 1995, the Company entered into a Secured Conditional Exchangeable Note Purchase Agreement for $1.0 million. The Company also anticipates utilizing one or more of the following potential sources of cash to provide funds for additional operating needs:



        - Included in current and non-current assets are four hospital facilities designated as property and equipment held for sale with a total carrying value of $6.2 million. The Company expects to sell three of these facilities during the current fiscal year and has entered into a lease agreement on the fourth facility to an unrelated entity. However, some contracts have not been fully negotiated and proceeds from the sales or lease of such assets are not expected to be available by the time the Debenture exchange is expected to occur. Accordingly, management expects to use such cash proceeds, if received during fiscal 1996, to fund and expand the Company's operations and implement the Company's restructuring plans. There can be no assurance that any of the hospitals will be sold or that, if a sale occurs, the terms of such sale would be sufficient to discharge encumbrances and obligations arising in connection with such property and produce any surplus available for use in connection with the Exchange.



        - In March 1995, a jury awarded the Company approximately $2.7 million, plus interest, in damages in its lawsuit against RehabCare Corporation. The defendant has posted a bond for the amount of the award and has filed an appeal of the judgment. Management is unable to predict whether any proceeds from this judgment will be received in fiscal 1996.



        - The Company has received a firm commitment from a mutual fund to purchase in a private placement at least $5.0 million of 15% fully secured Company notes due no earlier than December 1996 if offered by the Company. The Company's hospital facilities are currently encumbered to secure indebtedness aggregating $3.6 million, and no assurance can be made that the Company would have adequate collateral available if it desires to issue and sell such secured notes under this Commitment.



        All of these potential sources of additional cash in fiscal 1996 are subject to variation due to business and economic influences outside the

Company's control. There can be no assurance that during fiscal 1996 the Company will complete the transactions required to fund its working capital deficit. Sell "Risk Factors."



        During the first quarter of fiscal 1996, the Company paid the IRS approximately $2.3 million pursuant to its settlement agreement. In addition, during the second quarter of fiscal 1996, the Company paid the IRS the remaining balance, including accrued interest, due on the settlement agreement of approximately $2.5 million.



                       RATIO OF EARNINGS TO FIXED CHARGES



        The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. Adjusted Net Earnings represent consolidated earnings (loss), before provision (benefit) for income taxes, and the cumulative effect of accounting charges and before fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortized issuance cost of debt, and a one-third portion of rental expense which is deemed representative of the interest factor. The Company has had no Preferred Stock outstanding.



                                                                                     SIX MONTHS ENDED
                                              YEAR ENDED MAY 31,                     NOVEMBER 30, 1995
                                              ------------------                     -----------------
                            1991        1992         1993         1994         1995
                            ----        ----         ----         ----         ----
                                                (in thousands)

Adjusted Net Earnings     $(7,274)     $   298     $(9,029)     $(5,876)     $(9,619)     $(2,232)

Total Fixed Charges       $ 7,959      $ 4,392     $ 2,183      $ 1,675      $ 1,734      $   894

Ratio of earnings to
  fixed charges            (.9):1         .1:1     (4.1):1      (3.5):1      (5.6):1      (2.5):1


                RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY

        There have been no transactions in the Debentures by the Company or any of its executive officers, directors, affiliates or any associate or subsidiary thereof during the forty (40) business days of the Company immediately preceding the date of this Offering Circular.

                            PRICE RANGE OF DEBENTURES


        The Debentures are traded in the over-the-counter market; however there is only sporadic trading. As of January 25, 1996, the reported bid price per $1,000 face amount was $600 and the reported asked price was $650 according to one broker as based only on information known to the broker. The existence of a reported price does not imply that an active trading market exists or in the future will exist. In the event that a substantial portion of the Debentures are exchanged by the holders thereof, the trading, if any, may become more sporadic.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER


        The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange the Exchange Consideration for each $1,000 principal amount of its outstanding Debentures and a waiver of interest accrued thereon to the extent exceeding $80 at the time of a consummation of the Exchange. Approximately $158.44 of interest and interest on defaulted interest will have accrued to and including April 15, 1996.



        The Exchange Consideration is comprised of a principal payment of $500 in cash plus 16 shares of Common Stock and an interest payment of $80 in cash.



        Accrued interest from April 15, 1994, the day to which interest was paid on all Debentures, to the Payment Date will not be paid on Debentures exchanged, except for the interest payment of $80 in cash included in the Exchange Consideration.



        Although the Company has no present intention to do so, if it should modify the consideration offered for the Debentures in the Exchange Offer, such modified consideration would be paid with regard to all Debentures accepted in the Exchange Offer. If the consideration is modified, the Exchange Offer will remain open at least 10 business days from the date the Company first gives notice, by public announcement or otherwise, of such modification, when required by law. The modified consideration also may provide for different alternatives for Debentureholders, provided that the modified consideration would be paid in regard to all Debentures electing the alternative that was provided for or modified.



        As of January 31, 1996, $9,538,000 in aggregate principal amount of the Debentures was outstanding. This Offering Circular, together with the Letter of Transmittal, is being sent to all record holders of the Debentures and is being forwarded by certain record holders to beneficial holders. The Company is paying the costs of distribution and printing of this information. The Company will reimburse costs of transmitting documents.



        The Company reserves the right in its sole discretion to purchase or make offers for any Debentures that remain outstanding subsequent to the Expiration Date. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.



         Tendering holders of Debentures will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Payment of Expenses" below.


EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


        The Exchange Offer will expire at 5:00 p.m., New York City time, on April 1, 1996, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent and the Trustee of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        While it does not foresee doing so, the Company reserves the right (i) to delay accepting any Debentures for exchange and to extend or to terminate the Exchange Offer and not accept for exchange any Debentures if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay or termination to the Exchange Agent and the Trustee or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance for exchange, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment, and the Company will extend the applicable Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Debentures, if the Exchange Offer would otherwise expire during such five to 10 business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions of the Exchange Offer."

THE DEBENTURE ACCELERATION


        A group of holders and purported holders of Debentures declared an acceleration of the principal amount outstanding under the Debentures in the aggregate amount of $9,538,000 plus interest and default interest, and such amount became immediately due and payable as of approximately February 10, 1995. On February 24, 1995 three of such persons filed an involuntary petition in United States Bankruptcy Court for the Northern District of Texas under Chapter 7 of the U.S. Bankruptcy Code. The petition was dismissed without protest from the bankruptcy petitioners on March 6, 1995. The representative of this subset of the Debentureholders agreed and consented to the dismissal of the petition before any bankruptcy case had commenced against the Company.



        Subject to certain limitations, holders of a majority in principal amount of the outstanding Debentures may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it. Therefore, a majority in interest of the Debentures are entitled to direct the Trustee not to pursue any remedy that may be requested by less than a majority of Debentureholders. Their approval of rescission of the acceleration of the Debentures will be a condition to the Company's offer to exchange any cash or property (other than capital stock) to Debentureholders.



        If the Debentureholders rescind the acceleration and restore the Debentures to the status before having suffered Events of Default, with the past due interest paid on non-tendered Debentures or waived as to all tendered Debentures (except as to the $80.00 included in the Exchange Consideration), the original terms of the Debentures will be reinstated with principal due in April 2010 and interest payable semi-annually at the rate of 7 1/2% per annum.



        The Company is a party to a letter agreement dated March 3, 1995 (the "Letter Agreement") with Mr. Jay H. Lustig, an individual who represented that he was a representative of certain holders of at least 25% of the outstanding principal amount of Debentures (therein called the "Participating Securityholders"). The Letter Agreement provided for the Company offering an exchange for all of the Debentures that were outstanding and properly tendered by the Debentureholders, but such proposed exchange offer was not effected. The Letter Agreement provided that the Company could condition the proposed exchange offer on at least $2.5 million in principal amount of Debentures being tendered by Debentureholders represented by Mr. Lustig. Although the Letter Agreement is not binding upon the Company because of the failure on the part of Mr. Lustig to perform under the terms thereof, the Exchange is being made by the Company voluntarily and includes certain of the concepts of the

Letter Agreement as a framework for the proposed Exchange. The Company may modify or terminate the Exchange Offer and pursue alternative transactions, subject to rights of Debentureholders.



        Each Debentureholder will be requested to sign a Notice of Rescission of Acceleration and forward it to the Trustee. The Company's management and Board of Directors requests that each of Debentureholders execute and return a Notice of Rescission of Acceleration. Pursuant to the Indenture, the rescission may itself be revoked until the conditions to rescission of acceleration are met, including that a majority in interest has submitted notices of rescission and the non-payment of interest accrued since April 16, 1994, and default interest, have been cured or waived.


PROCEDURES FOR TENDERING

        The acceptance of the Exchange Offer by a holder of the Debentures pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.


        To be tendered effectively, the Debentures in integral multiples of $1,000, together with the properly completed Letter of Transmittal (or facsimile thereof), executed by the registered holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date, except as otherwise provided below under the caption "Guaranteed Delivery Procedure." LETTERS OF TRANSMITTAL AND DEBENTURES SHOULD NOT BE SENT TO THE COMPANY OR THE TRUSTEE.


        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Debentures tendered pursuant thereto are tendered (i) by a registered holder of the Debentures who has not completed the box entitled "Special Issuance and Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or a member of the NASD or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

        The method of delivery of Debentures and other documents to the Exchange Agent is at the election and risk of the holder. If such delivery is by mail it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent before the Expiration Date.

        The Exchange Agent will make a request to establish accounts with respect to the Debentures at the Depository Trust Company ("DTC"), the Midwest Securities Transfer Company ("MSTC") and the Philadelphia Depository Trust Company ("PHILADEP" and, together with DTC and MSTC, collectively referred to herein as the "Book-Entry Transfer Facilities") for the purpose of the Exchange Offer promptly after the date of this Offering Circular.

        Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry transfer of the Debentures by causing DTC, MSTC or PHILADEP to transfer such Debentures into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Debentures may be effected through book-entry transfer in the Exchange Agent's account at DTC, MSTC or PHILADEP, the Letter of Transmittal (or facsimile thereof), with all required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at one of its addresses set forth below prior to 5:00 p.m., New York City time, on the Expiration Date, except as provided below under the caption "Guaranteed Delivery Procedure." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        If the Letter of Transmittal is signed by a person other than a registered holder of any certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificate(s).

        If the Letter of Transmittal or Guaranteed Delivery Form or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Debentures will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived.

        Any Debentures received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURE

        If a holder of the Debentures desires to tender his Debentures and the certificate(s) representing such Debentures are not immediately available, or time will not permit such holder's certificate(s) or any other required documents to reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date, a tender may be effected if:

        (a)     The tender is made by or through an Eligible Institution;

        (b) Prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Guaranteed Delivery Form (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Debentures and the principal amount of the Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within three trading days after the Expiration Date, the certificate(s) representing the Debentures, accompanied by a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) The certificate(s) for all tendered Debentures, or a confirmation of a book-entry transfer of such Debentures into the Exchange Agent's applicable account at a Book-Entry Transfer Facility as described above, as well as a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three trading days after the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER


        Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange the Exchange Consideration for, any Debentures not theretofore accepted for exchange or exchanged, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Debentures, if any of the following conditions exist:



        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, if successful could be reasonably considered likely to materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or



        (b) there shall have been approved, adopted or enacted any law, statute, rule or regulation which, in the reasonable judgment of the Company, if invoked could reasonably be considered likely to materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or



        (c) there shall not have occurred a rescission of the acceleration of the Debentures; or



        (d) there shall not have occurred a waiver of other Events of Default under the Debentures; or



        (e) under then prevailing circumstances, financing is unavailable or is available only on terms that are unacceptable in the Company's reasonable judgment, or other adverse conditions then exist, and the Company elects not to proceed with or effect the Exchange, and the Company reasonably determines that under such circumstances the Exchange is not in the best interests of the Company; or



        (f) the Company has determined in its reasonable judgment that, in the best interests of the Company, the Exchange Offer should be amended to permit it to limit its obligations and accept less than all of the Debentures tendered and accordingly to prorate acceptances of the offer among all tendering holders; or



        (g) any Senior Debt, as defined in the Indenture, (i) shall have matured as to principal or interest and remain unpaid, or (ii) shall entitle the holder to accelerate its maturity if the holder gives notice of default or commences a proceeding related thereto, or (iii) shall threaten to interfere with or regarding payment of the Exchange Consideration to holders of the Debentures.


        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

ACCEPTANCE OF DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES

        Tenders will be accepted only in principal amounts of $1,000 and integral multiples thereof.


        Upon the terms and subject to the conditions of the Exchange Offer, promptly after the Expiration Date the Company will accept all Debentures validly tendered and not withdrawn. The Company will deliver the Exchange Consideration in exchange for Debentures on or prior to the Payment Date.


        For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Debentures when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holder of Debentures for the purposes of receiving Exchange Consideration from the Company. Under no circumstances will interest be paid by the Company by reason of any delay in making such payment or delivery.

        If any tendered Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Debentures will be returned, without expense, to the tendering holder thereof (or, in the case of Debentures tendered by book-entry transfer, to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS


        Any registered holder of Debentures who has tendered Debentures may withdraw the tender at any time prior to 5:00 p.m., New York City time, on the Expiration Date, and, unless previously accepted for exchange by the Company, after 5:00 p.m., New York City time, on the day following the Payment Date, by delivery of written notice of withdrawal to the Exchange Agent.



        To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must (a) be timely received by the Exchange Agent at the address set forth herein, (b) specify the name of the person having tendered the Debentures to be withdrawn, (c) indicate the Debentures to which it relates (or if the tender was by book-entry transfer, information sufficient to enable the Exchange Agent to identify the Debentures so tendered) and the aggregate principal amount of Debentures to be withdrawn and (d) be (i) signed by the holder in the same manner as the original signature on the Letter of Transmittal (including a guarantee of signature, if required) or (ii) accompanied by evidence satisfactory to the Company that the holder withdrawing such tender has succeeded to beneficial ownership of such Debentures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificate(s) evidencing the Debentures withdrawn must also be so furnished to the Exchange Agent as aforesaid prior to the physical release of the certificates for the withdrawn Debentures. If Debentures have been tendered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal must also specify the name and number of the account at DTC, MSTC or PHILADEP to be credited with the withdrawn Debentures. Withdrawals of tenders of Debentures may not be rescinded, and any Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn Debentures may be re-tendered by again following one of the procedures described herein at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


        All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding. None of the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.



EXCHANGE AGENT

        Continental Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Debentures, Letters of Transmittal, and any other required documents thereunder, should be sent to the Exchange Agent, at the addresses set forth on the back cover hereof.

        Requests for additional copies of this Offering Circular or the Letter of Transmittal or for additional information should be directed to Kerri Ruppert, Senior Vice President, Chief Accounting Officer and Secretary/Treasurer of the Company, at (800) 678-2273.



        LETTERS OF TRANSMITTAL AND DEBENTURES SHOULD NOT BE SENT TO THE COMPANY OR THE TRUSTEE.



PAYMENT OF EXPENSES

        The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Debentures, and in handling or forwarding tenders for their customers.


        The cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at $0.2 million.

        The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Debentures to it or its order pursuant to the Exchange Offer. If, however, the Exchange Consideration and/or substitute Debentures for principal amounts not exchanged are to be delivered or paid to, or are to be registered or issued in the name of, any person other than the registered holder of the Debentures tendered hereby, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer and sale of Debentures to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder.


EXCHANGE OF DEBENTURE CERTIFICATES



        The Exchange Agent, Continental Stock Transfer & Trust Co., will act for holders of Debentures in implementing the Exchange of their Debenture certificates. Do not send Debenture certificates until requested pursuant to the Company's Offering Circular and Letter of Transmittal, which will be mailed to each Debentureholder registered in the Trustee's register of holders, including sufficient copies for the redistribution to each beneficial owner thereof. The Company reimburses brokers and nominees for the costs of mailing or other customary commercial delivery charges or fees.



BOARD OF DIRECTORS' DISCRETION AND RESERVATION OF RIGHTS



        The Board of Directors reserves the rights, notwithstanding Debentureholders' approval and without further action by the Debentureholders, to elect not to proceed with any of the proposed actions in connection with the Exchange Offer, if at any time prior to the Company's completion thereof the Board of Directors, in its sole and reasonable discretion, determines that the proposed action is no longer in the best interests of the Company after considering advice of an investment banker and such other information or advice as the Board deems relevant.



        Under each of the four Proposals described in the Debenture Consent Solicitation Statement, the Board reserves the right to delay or defer any occurrence, action, event or record date, upon notice, for purposes of allowing the Consent Solicitation period to remain open for any legally required period or periods of time, subject to the restrictions on such rights that exist under laws, rules or decisions.



        The Board of Directors also retains the authority to take or to authorize discretionary incidental actions as may be necessary and appropriate to carry out the purposes and intentions of the four Proposals.



NO DISSENTER'S RIGHTS



        Under Delaware law, Debentureholders are not entitled to dissenter's rights of appraisal with respect to the Exchange Offer. The rights of Debentureholders include the right to sue on the obligation. The
Debentureholders are referred to the Indenture for a complete statement of such rights:


                            OTHER FACTORS TO CONSIDER

PRICE RANGE OF THE COMMON SHARES

        The Common Shares are traded on the NYSE. The following table sets forth the range of reported high and low prices on the NYSE Composite tape for the Common Shares for the fiscal quarters indicated.

                1994                            HIGH                   LOW
                ----                            ----                   ---
First Quarter...............................   $11  1/4             $ 6  1/4
Second Quarter..............................     8  3/4               6  1/4
Third Quarter...............................    12  1/2               5
Fourth Quarter..............................     8  3/4               5

                1995
                ----
First Quarter...............................     $ 8 3/4       $2 1/2
Second Quarter..............................       7 3/4        5
Third Quarter...............................       9 3/8        5 1/4
Fourth Quarter..............................       8 3/4        5


               1996
               ----
First Quarter...............................     $ 8 7/8       $6
Second Quarter..............................      10            7 3/4
Through January 25, 1996....................       9 3/8        8




On January 25, 1996, the closing sales price per share of the Common Shares as reported on the NYSE Composite Tape was $8 3/8 ($8.375).



         (a) At November 30, 1995, there were 2,214,498 issued and outstanding shares of Common Stock (calculated as described in paragraph (c) below), excluding 442,433 fully-paid shares issuable to satisfy private placement agreements of the Company, the issuance of which is pending certain stock registrar and other general administrative matters related to their issuance. As of November 30, 1995, the Company had 1,868 stockholders of record of Common Stock. These included 571 record holders who have exchanged their old stock certificates pursuant to the reverse stock split and 1,297 holders who have not yet surrendered old certificates representing 538,002 shares of old Common Stock, par value $.10 per share, which entitle the holder to a certificate representing one share of Common Stock for every 10 old shares surrendered, plus a payment of cash in lieu of any resultant fraction of a share of Common Stock.



         (b) No cash dividend was declared during any quarter of fiscal 1995, 1994 or 1993, a result of the Company's operating losses and restrictions contained in the Company's primary loan agreement and the Debentures. The Company does not expect to resume payment of cash dividends in the foreseeable future.



         (c) On May 16, 1994, the stockholders of the Company authorized and approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split. The stockholders also approved amendments to the Certificate of Incorporation reducing the par value of the Company's Common Stock to $.01 per share and reducing the number of authorized shares of Common Stock to five times the number of shares outstanding, reserved or otherwise committed for future issuance but not less than 12.5 million. The reverse stock split was authorized to be in any ratio selected by the Board of Directors; and all of the actions were to become effective on any date selected by the Board of Directors, provided that the actions were completed prior to February 16, 1995.



                 Pursuant to the May 16, 1994 approval, the Board of Directors effected a one-for-ten reverse stock split effective October 21, 1994. On the effective date of the reverse stock split, the Certificate of Incorporation was amended to effect the reverse split, to change the par value of the Common Stock to $.01 per share and to reduce the number of authorized shares of Common Stock to 12.5 million. Pursuant to the amendment, the old Common Stock was converted into a right to receive, upon surrender of ten old shares, one new share of Common Stock, and to receive payment in lieu of fractions of a share of new Common Stock. The share figures contained in this statement reflect the effect of the reverse stock split, which would be to reduce the number of shares set forth by a factor of ten, with each stockholder's proportionate ownership interest remaining constant, subject to payment in cash in lieu of fractional shares and escheat laws applicable to unclaimed new stock certificates. The number of shares outstanding at November 30, 1995 reported herein includes the 53,800 shares of the Company's Common Stock, par value $.01 per share, receivable (at a maximum) upon surrender of stock certificates by all record holders of certificates that represented 538,002 shares of the Company's Common Stock, par value $.10 per share, before the October 21, 1994 one-for-ten reverse stock split.



         (d) In October 1994, the NYSE notified the Company that it was below certain quantitative and qualitative listing criteria in regard to continued listing of the Common Stock for trading on the NYSE. Continued listing of the Common Stock for trading on the NYSE is dependent upon factors including the improvement of the Company's financial condition and results of operations as well as the level of activity and breadth of the trading in the shares. No assurance is possible of continued NYSE listing can be given by the Company whether or not the Exchange is effected.


SHARES ELIGIBLE FOR FUTURE SALE


         Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the liquidity of an investment in the Common Stock. Lower public market prices may also adversely affect the Company's ability to raise additional capital in the capital markets at prices favorable to the Company. Upon completion of the Exchange Offer, assuming the prior issuance of the 442,433 shares of Common Stock issuable pending administerial acts and the exchange of all outstanding Debentures on the terms of the Exchange Offer, the Company will have approximately 3,700,000 shares of Common Stock outstanding. Of these shares, approximately 2,350,000 shares will be unrestricted under the Securities Act of 1933, as amended (the "Securities Act"), unless the shares were acquired from the Company, an underwriter or an "affiliate" of the Company in a transaction not involving a public offering.



         The remaining 1,350,000, approximately, then outstanding shares would be "restricted securities" as defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares will become eligible for sale (subject to the provisions of Rule 144) in the public market. In general, under Rule 144 as currently in effect, any person (or persons whose shares would be aggregated) who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of two maximum amounts: (i) one percent (1%) of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding such a sale. A person who is not an affiliate of the Company (and has not been an affiliate within three months prior to the sale) and has beneficially owned the Restricted Shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. In meeting the two-year and three-year holding periods as described above, a holder of Restricted Shares is not entitled to count the holding period of an affiliate of the Company who held the Restricted Shares except following a bona fide pledge or gift, and the holding period commences only when the consideration payable for the shares has been paid. Moreover, 442,433 shares then outstanding and approximately 568,862 shares issuable upon exercise of options and conversion of notes could immediately cease to be

Restricted Shares if registered by the Company, at its expense, under the Securities Act upon demand by any or all of the holders.



         In addition, there are approximately 1,250,000 shares of Common Stock reserved for issuance under employee stock option plans. Options under the plans relating to approximately 500,000 of such shares have been granted and have not expired. The Company has filed Forms S-8 under the Securities Act to register up to 870,000 shares of Common Stock, and intends to file registration statements on Form S-8 to register 520,000 additional shares of Common Stock authorized by the stockholders on November 14, 1994 to be reserved for issuance under its 1988 Incentive Stock Option Plan ("ISO Plan") and 1988 Nonqualified Stock Option Plan ("NSO Plan"), Directors' Plan (as amended and restated, "Directors' Plan"), and 1995 Incentive Plan ("Incentive Plan") which would permit the immediate resale of any shares issued under these plans in the public market without restriction under the Securities Act.



         Although there can be no assurances that the Company will be able to register shares for purposes of a public offering under the Securities Act, in the event that there is an opportunity to do so, the Company may sell substantial amounts of shares for its own account and may register shares held or purchasable by others, which may further adversely affect the market price of the Common Stock. Issuance of shares sold in a public offering for cash does not require stockholder approval pursuant to the NYSE Shareholder Approval Policy.



When Restrictions                     Shares Eligible
      Lapse                           for Future Sale                              Comment
      -----                           ---------------                              -------
Upon the Exchange              Up to approximately 152,608 shares         Freely tradeable in compliance
                               of Common Stock that may be                with Section 3(a)(9) under the
                               exchanged as a portion of the              Securities Act and assuming
                               Exchange Consideration for                 the Debentures were freely
                               Debentures                                 tradeable by their respective
                                                                          holders

Upon filing registration       Up to approximately 1,250,000              Freely tradeable
statements on Form S-8         shares of Common Stock issuable
                               under the 1988 ISO Plan, the 1988
                               NSO Plan, the 1994 Directors' Plan,
                               or the 1995 Incentive Plan

Upon effectiveness of a        Up to approximately 1,011,295              Freely tradeable
public offering                shares held by or issuable to
                               holders with registration rights

When Restricted Shares         All Restricted Shares                      Saleable under Rule 144,
have been held for two                                                    subject to certain numeric
years or more                                                             restrictions

When Restricted Shares         All Restricted Shares held by              Saleable under Rule 144(k) by
have been held three           non-affiliates                             non-affiliates without numeric
years or more                                                             restriction




                   POTENTIAL FEDERAL INCOME TAX CONSEQUENCES



         The following discussion summarizes the material United States federal income tax aspects of the Exchange Offer to Debentureholders and the Company. The discussion is a summary for general information only and does not consider all aspects of United States federal income tax law that may be relevant to a Debentureholder receiving Exchange Consideration in the Exchange Offer in light of his or her or its personal circumstances. The following discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. The discussion assumes that the Debentures are properly classified as indebtedness for federal income tax purposes and that each Debentureholder holds the Debenture as a capital asset. In addition, the discussion assumes that the Exchange Offer is consummated outside of a reorganization under the Bankruptcy Code.



         The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, which change may be retroactive, and any such change could affect the continuing validity of this discussion.



         This discussion is not to be relied upon by any Debentureholder as tax advice. All Debentureholders are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the Exchange to them in their particular circumstances.



EFFECTS ON THE DEBENTUREHOLDERS



         The transaction is taxable for federal income tax purposes, and tax would be due in the year of the Exchange. The Exchange Consideration specifies an amount as interest which is less than the actual interest accrued through the date of the Exchange. The specified interest should be respected as interest for federal income tax purposes. The accrual or receipt of interest results in ordinary income. Accrual basis taxpayers should consult their tax advisors regarding accrued but unpaid interest. Assuming that the Debentures are held as a capital asset, the Exchange will result in capital gain or loss to the extent of the difference between (a) the fair market value as of the date of the Exchange of the Common Shares plus the amount of cash received by the Debentureholder as Exchange Consideration (excluding any portion treated as interest for federal income tax purposes) and (b) the Debentureholder's tax basis in such Debentures. In the event a Debentureholder acquired Debentures with "Market Discount," the gain recognized on the transaction will be treated as ordinary income to the extent that the gain does not exceed the accrued Market Discount on the Debentures. Market Discount is defined as the excess of a debt instrument's stated redemption price at maturity over its basis immediately after its acquisition. Such ordinary income (if any) should be treated as interest by the Debentureholders.



         Unless a Debentureholder provides its correct taxpayer identification number to the Company and certifies that such number is correct, generally under the federal income tax backup withholding rules an amount equal to 31% of the fair market value of the Exchange Consideration must be withheld and remitted to the Internal Revenue Service ("IRS"). Therefore each Debentureholder should complete and sign the Substitute Form W-9 included in the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding. However, corporations and certain other Debentureholders are not subject to these backup withholding and reporting requirements. Withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

EFFECTS ON THE COMPANY



         In connection with the Exchange Offer, the Company will realize gross income from the discharge of indebtedness ("DOD Income") to the extent that the adjusted issue price of the Debentures exceeds the cash (excluding any portion of the cash treated as interest for federal income tax purposes) and the fair market value of the Common Shares exchanged for the Debentures in the Exchange Offer. Such DOD Income will be excluded from taxable income to the extent that the Company is considered to be insolvent immediately before the Exchange Offer occurs (the "Insolvency Exclusion"). The Company would be considered insolvent for purposes of the Insolvency Exclusion to the extent that its liabilities exceed the fair market value of its assets immediately before the Exchange.
The exclusion of DOD Income based on the Insolvency Exclusion is limited to the amount of such excess. Section 108(b) of the Code requires the Company to reduce certain tax attributes (including net operating loss carryovers unless an election is made to reduce only the adjusted tax basis of depreciable assets) to the extent of income excluded under the Insolvency Exclusion.



         If the Insolvency Exclusion does not apply to the Company, any net operating losses ("NOLs") of the Company (see discussion below) are available to offset DOD Income based on certain assumptions made by the Company that it considers to be reasonable (including, but not limited to, the assumption that the Company did not have a net unrealized built-in loss at the time the Exchange Offer is completed and the assumption that the Company's actual net operating losses will be in excess of the DOD Income, as discussed below). The Company believes that it will not recognize any DOD Income in excess of available NOL's as a consequence of the Exchange Offer. The amount of DOD Income would depend in part upon the deemed issue price of the Common Shares, which would equal the fair market value thereof on the date the Exchange Offer is completed.



         Section 382 of the Code provides rules limiting the utilization of a corporation's NOL carryovers following a more than 50% change in ownership of a corporation's equity by 5% shareholders and certain segregated public groups (an "ownership change"). Upon the occurrence of an ownership change, the amount of post-ownership change annual taxable income of the Company and its affiliated subsidiaries (the "Company Group") that can be offset by the Company Group's pre-ownership change consolidated NOL carryovers generally cannot exceed an amount equal to the product of (i) the fair market value of the Company's stock immediately before the ownership change (subject to various adjustments) multiplied by (ii) the highest federal long-term tax-exempt rate in effect for any month in the three-calendar-month period ending with the calendar month of the ownership change (the "Annual Limitation"). In addition, in the event that the Company Group has a net unrealized built-in loss at the time of the ownership change, the deduction of certain built-in losses recognized during the five-year recognition period following the date of the ownership change will be subject to the Annual Limitation. In the event of multiple ownership changes, the applicable Annual Limitation for pre-ownership change NOLs may result in a lower Annual Limitation.



         The Company has a NOL carryover into fiscal and tax year 1996 of approximately $11.5 million. All of such NOLs may be limited by Section 382 of the Code (as described above) as a consequence of the occurrence of one or more ownership changes. The Company believes that, as of the start of fiscal 1996 and before this Exchange Offer, such NOLs were not subject to an Annual Limitation on their utilization.



         As a consequence of the Exchange and other financial restructuring, there is a substantial risk that the Company will incur an ownership change (as defined above). In the event that an ownership change occurs, it is likely that the Annual Limitation will materially reduce the amount of annual taxable income that can be offset with NOLs. At November 1995, the federal long-term tax-exempt rate was 5.75%.



                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 12,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 60,000 shares of Preferred Stock, $50.00 par value per share.

COMMON STOCK


         At November 30, 1995, there were 2,214,498 issued and outstanding shares of Common Stock, excluding 442,433 fully-paid shares issuable to satisfy private placement agreements of the Company, the issuance of which is pending stock registrar and other general administrative matters related to their issuance. As of November 30, 1995, the Company had 1,868 stockholders of record of Common Stock. These included 1,297 record holders of certificates representing 538,002 shares of old Common Stock, par value $.10 per share, which entitle the holder to a certificate representing one share of Common Stock for every 10 old shares surrendered, plus a payment of cash in lieu of any resultant fraction of a share of Common Stock.



         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The Company's Restated Certificate of Incorporation grants the Board of Directors express authority to fix the designations, powers, preferences, rights, qualifications, limitations, restrictions, dividend rates, and, if any, the redemption rights, liquidation rights, sinking fund provisions, conversion rights and voting rights of any future series of Preferred Stock which may be issued. Thus, the Board of Directors may create one or more series of Preferred Stock which may adversely affect the holders of shares of Common Stock. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The holders of Common Stock are entitled to cumulative voting rights in the election of directors, and one vote per share in all other matters. There are no redemption or sinking fund provisions applicable to the Common Stock. There are no preemptive or conversion rights applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the Common Shares to be issued pursuant to this offering shall be fully paid and nonassessable.



         See "Other Factors to Consider -- Price Range of the Common Shares."


COMMON STOCK PURCHASE RIGHTS

         On the terms, and subject to the conditions, of the Restated and Amended Rights Agreement dated April 19, 1988, as restated and amended on October 21, 1994, between the Company and Continental Stock Transfer & Trust Company, each share of Common Stock includes a right to purchase an additional share of Common Stock or shares of any acquiring company at a formula price generally less than the prevailing price thereof in certain defined events, such as an acquisition by a third party of a substantial portion of the shares of Common Stock, unless in each such case the transaction is approved by the Board of

Directors excluding any directors that are affiliated with the acquiring person.

REGISTRATION RIGHTS


         The Company has granted registration rights to certain private investors. The private placement agreements all provide for demand registration by the investors and other incidental registration rights. If registration rights are exercised, any substantial number of shares that are registered at one time would be likely to have an adverse effect on the market price of the Common Stock. See "Other Factors to Consider--Shares Eligible for Future Sale." The Company has not been able to comply with registration provisions, which could result in claims against the Company for any monetary damages suffered by the investors.


COMMON STOCK TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND REGISTRAR

         The stock transfer agent, dividend disbursing agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

         No shares of Preferred Stock are outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.


         This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company.


DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law and anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


         The Company's Restated Certificate of Incorporation includes a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such voting rights and other provisions as the Board of Directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provisions may delay or prevent a change of control of the Company. See "Preferred Stock."



                           DESCRIPTION OF DEBENTURES

         An aggregate of $46,000,000 principal amount, at a price of 100% of face amount plus accrued interest, of the Company's Debentures were issued under the Indenture between the Company and Bank the Trustee. At August 31, 1995, $9,538,000 in principal amount remained outstanding.

         The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "1939 Act") as in effect on the date of the Indenture. The Debentures are subject to all such terms, and persons interested in such terms are referred to the Indenture and the 1939 Act for a statement thereof. This summary makes use of terms defined in the Indenture and does not purport to be complete, and is qualified in its entirety by references to the Indenture and the 1939 Act. All references to "Section," "Article" or "Paragraph" in this section refer to the applicable Section or Article of the Indenture or the applicable Paragraph in the form of Debenture included in the Indenture, as the case may be.

GENERAL


         The Debentures represent general unsecured obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described below under "Subordination of Debentures." The Debentures are convertible into the Company's Common Stock as described below under "Conversion of Debentures." The Debentures are issued in fully registered form only in denominations of $1,000 or any whole multiple thereof, and will mature on April 15, 2010. The Debentures are traded in the over-the-counter market.



         The Company pays interest on the Debentures at the rate of 7 1/2% per annum to the persons who are registered holders of Debentures at the close of business on the April 1 or October 1 next preceding the interest payment date. Interest is payable semi-annually on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The Company may pay principal and interest by its check and may mail interest checks to a holder's registered address. Principal and premium, if any, will be payable, and the Debentures may be presented for conversion, registration or transfer and exchange, without service charge, at the office of the Trustee in Los Angeles, California.


CONVERSION OF DEBENTURES


         The holder of any Debenture will be entitled at any time prior to the close of business on April 15, 2010, subject to prior redemption, to convert the Debentures or portions thereof which are $1,000 or whole multiples thereof, at the principal amount thereof, into shares of Common Stock of the Company, at the adjusted conversion price of $230.21 per share, subject to further adjustment as described below. On each semi-annual interest payment date, interest will be paid to the registered holder as of the record date for payment. Debentures that are surrendered for conversion after the record date for the payment of interest would receive the interest payable. (Paragraph 2) No other payment or adjustment will be made on conversion of any Debenture for interest accrued thereon or dividends on any Common Stock issued. (Section 10.02) The Company will not issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. (Section 10.03 and Paragraph 8) In the case of Debentures called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 3.03 and Paragraph 8)


         The conversion price is subject to adjustment as set forth in the Indenture in certain events, including: the issuance of stock of the Company as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance of stock of the Company upon certain reclassifications of its Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at less than the current market price (as defined); the distribution to all holders of Common Stock of debt securities or assets of the Company or rights or warrants to purchase assets or securities of the Company (excluding cash dividends or distributions paid out of current or retained earnings); the issuance of shares of Common Stock (with certain exceptions) for less consideration than the current market price; and the issuance of securities convertible into or exchangeable for shares of Common Stock (other than pursuant to transactions described above and with certain exceptions) for a consideration per share of Common Stock deliverable on such conversion or exchange that is less than the current market price of the Common Stock. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the price then in effect; but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase Common Stock pursuant to a Company dividend or interest reinvestment plan. In addition, no adjustment need be made if holders of Debentures are to participate in such transactions on a basis and with notice that has been determined to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. The Company may at any time reduce the conversion price by any amount, provided that any such reduction must be effective for a minimum period of 15 days. If the Company consolidates or merges into or transfers or leases all or substantially all of its assets to any person, the Debentures will become convertible into the kind and amount of securities, cash or other assets which the holders of the Debentures would have owned immediately after the transaction if the holders had converted the Debentures immediately before the effective date of the transaction. (Sections 10.06-10.18)


         If the Company makes a distribution resulting in an adjustment to the conversion price and such adjustment is considered to result in an increase in the proportionate interests of the holders of the Debentures in the assets or earnings and profits of the Company, holders of the Debentures may be viewed as receiving a "deemed distribution" that is taxable as a dividend under Sections 301 and 305 of the Code.


OPTIONAL REDEMPTION

         The Company may, at its option, redeem all or part of the Debentures, on at least 15 days' but not more than 60 days' notice to each holder of Debentures to be redeemed at the holder's registered address, at the redemption price (expressed as a percentage of principal amount) of 100%, plus accrued interest to the redemption date.

SINKING FUND

         The Company is required to redeem, through operation of a sinking fund, 5% of the aggregate principal amount of Debentures on April 15, 1996, and on each April 15 thereafter through April 15, 2009, at a redemption price of 100% of principal amount thereof, plus accrued interest to the redemption date.

Such sinking fund payments are calculated to retire 70% of the Debentures prior to maturity. The Company may reduce the principal amount of Debentures to be redeemed by subtracting 100% of the principal amount of any Debentures that holders of the Debentures have converted on or before such April 15 or any Debentures that the Company has delivered to the Trustee for cancellation or that the Company has redeemed other than through operation of the sinking fund on or before such April 15. (Paragraph 6)

SUBORDINATION OF DEBENTURES

         The payment of the principal of, premium, if any, and interest on the Debentures is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, as defined in the Indenture, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of Senior Debt, including by acceleration or otherwise, or (ii) any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of Debentures are entitled to receive any payment. (Sections 11.03-11.04)


         "Senior Debt" means all defined Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), unless the instrument governing such Debt expressly provides that such Debt is not senior or superior in right of payment to the Debentures. The principal amount of Senior Debt at August 31, 1995 was estimated at $6 million.


         "Debt" means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing obligations of the Company as lessee under leases of real or personal property, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company in accordance with generally accepted accounting principles. (Section 11.02)


         In addition, the claims of third parties to the assets of the Company's subsidiaries incurring such obligations will be superior to those of the Company as a stockholder, and, therefore, the Debentures may be deemed to be effectively subordinated to the claims of such third parties. Certain substantial operations of the Company are conducted through such subsidiaries, and the Debentures are effectively subordinated to repayment of the Company's liabilities arising from those operations. The Indenture does not limit the amount of additional indebtedness, including Senior Debt, which the Company or any subsidiary can create, incur, assume or guarantee. As a result of these subordination provisions, in the event of insolvency, holders of the Debentures may recover less ratably than other creditors of the Company or its subsidiaries.


EVENTS OF DEFAULT AND REMEDIES

         An Event of Default is: default for 30 days in payment of interest on the Debentures; default in payment when due of principal and premium, if any, on the Debentures; failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Debentures; and certain events of bankruptcy or insolvency. (Section 6.01)

         If any Event of Default occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in the principal amount of the Debentures then outstanding by notice to the Company and the Trustee, can accelerate the Debentures and declare all principal and interest under the Debentures to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, and subject to applicable law, all outstanding Debentures become due and payable without further action or notice. (Section 6.02)


         If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Debentures or to enforce the performance of any provision of the Indenture or the Debentures. A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. (Section 6.03)


         Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. A holder of Debentures may enforce a remedy with respect to the Indenture or the Debentures only if the holder gives notice to the Trustee of a continuing Event of Default, the holders of at least 25% in principal amount of then outstanding Debentures make a request to the Trustee to pursue the remedy, such holders offer to the Trustee an indemnity satisfactory to the Trustee against loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and during such 60-day period the holders of a majority in principal amount of then outstanding Debentures do not give the Trustee a direction inconsistent with the request. (Section 6.06) Subject to certain limitations, holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it. (Section 6.05)


         The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and continuing, to give the holders of the Debentures notice of such default. The Trustee may withhold from holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.05) The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default. (Section 4.03)

MERGER, CONSOLIDATION, OR SALE OF ASSETS

         The Company may not consolidate or merge into, or transfer all or substantially all of its assets to, another corporation, person or entity unless (i) the successor is a United States corporation, (ii) it assumes all the obligations of the Company under the Debentures and the Indenture, and
(iii) after such transaction no Default or Event of Default exists. (Article 5)


AMENDMENT, SUPPLEMENT AND WAIVER

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented with the consent of the holders of at least two-thirds in principal amount of the then outstanding Debentures, and any existing default or compliance with any provision may be waived with the consent of the holders of at least two-thirds in principal amount of the then outstanding Debentures. (Sections 9.02 and 6.04) Without the consent of any holder of the Debentures, the Company and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Company's obligations to holders of the Debentures in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any holder of the Debentures. (Section 9.01 and Paragraph 12) Without the consent of each Debenture holder affected, the Company may not reduce the principal amount of Debentures, reduce the rate or change the interest payment time of any Debenture; reduce the principal of or change the fixed maturity of any Debenture; make any Debenture payable in money other than stated in the Debenture; make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Debentures or rights of holders to receive payment of principal or interest; or make any change that adversely affects conversion rights or certain subordination rights. (Section 9.02)


TRANSFER AND EXCHANGE

         A holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed. (Section 2.06 and Paragraph
10)

         The registered holder of a Debenture may be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

         The Trustee acts as Conversion Agent, Paying Agent and Registrar. (Section 12.10)

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign. (Article 7)


         The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it. (Section 7.01)


                                  RISK FACTORS

         In addition to the other information set forth in this Offering Circular, the following factors should be considered carefully:

FAILURE TO CONSUMMATE EXCHANGE OFFER

         If the Exchange Offer is not consummated, the Company does not anticipate that it will likely be able to address the acceleration of Debentures. The Debentureholders may file an involuntary petition to commence a Chapter 7 liquidation.

         The Company believes that any protracted bankruptcy case would have material adverse effects on the Company possibly including:

         (a) disruption of business activities by diverting the attention of the Company's senior management to the bankruptcy case or resultant disputes, and eventually terminations, of its contracts with third parties;

         (b) potential for substantial diminution in the value of the Company's assets and its revenues, earnings and cash flow;

         (c) potential adverse impact upon the ability of the Company to obtain the financing necessary for its future operations;

         (d) substantial increase in the cost of restructuring the Company, including the increase in the expenses of professionals normally associated with a bankruptcy case commenced without prior agreement with the Company's major creditors;

         (e) uncertainty as to the ability of the Company to effectuate any such restructuring and, if it is effectuated, the timing thereof;

         (f) interference and delay regarding payments to holders of Debentures and risks associated with subordinated unsecured debt;

         (g) potential for forced liquidation of some of the Company's assets at substantially reduced values and the resulting loss to creditors and others; and

         (h) increased uncertainty and suspicions among the Company's employees and vendors.

         In addition, the Company believes that, because of the importance of continuing stable relations with medical and health professionals and other service and goods providers in the behavioral treatment industry, the Company is particularly susceptible to any adverse reactions these highly sought after constituencies may have to the filing of a bankruptcy petition affecting the Company.

ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN; EXPLANATORY PARAGRAPH IN AUDITORS' REPORT


         The Company's independent auditors have included an explanatory paragraph in their report stating that the Consolidated Financial Statements of the Company have been prepared assuming that the Company will continue as a going concern and that the Company's financial condition, including the acceleration of the Debentures, raises substantial doubts about its ability to continue as a going concern. If the Debentures continue to be accelerated and a judgment is entered against the Company, the Company could be unable to continue to operate as a going concern and it may result in the Company, as its only possible viable alternative, seeking relief under Chapter 11 of the Bankruptcy Code regardless of the present intentions of the Company's Management and Board of Directors to take any other action necessary to avoid commencement of a bankruptcy case.

PRIORITIES OF SECURITIES AND OTHER CONSIDERATIONS RELATING TO ANY FUTURE BANKRUPTCY OF THE COMPANY

         Implementation of the Exchange Offer will have significant consequences for the holders of the Company's debt and equity securities in the event of any future bankruptcy of the Company. Certain of these consequences are summarized below. Holders of debt and equity securities are encouraged to seek the advice of their own counsel or advisors with respect to such matters.


         RELATIVE PRIORITIES OF DEBT CLAIMS AND EQUITY INTERESTS



         The relative rankings of the Company's debt claims and equity interests (excluding debt of its subsidiaries) both before and after giving effect to the Exchange for all of the outstanding Debentures (without reflecting any other transactions) are summarized in the following table. The relative priority of claims of holders of Debentures who do not tender such Debentures pursuant to the Exchange Offer may worsen because new debt or convertible securities, whether secured or unsecured may, in each case, rank senior to the Debentures. In the event that the Company incurs additional indebtedness that is senior to the Debentures, the position of the Debentures relative to the new senior indebtedness will worsen. The relative priority of claims of holders of Debentures who tender them for acceptance by the Company, to the extent that such holders receive and retain cash, would improve in position relative to other creditors; to the extent that they exchange their Debentures for Common Stock, their relative position may worsen because all secured and unsecured debt ranks ahead of equity.



                   Priority                     Pre-Restructuring                      Post-Restructuring
-------------------------------------------------------------------------------------------------------------
                                                  Type and Amount                       Type and Amount
                                                    Outstanding                           Outstanding

Secured Debt (a)
  Senior Secured Debt . . . . . . . . . . .      Secured Creditors                     Secured Creditors
                                                   ($3,000,000)                           ($3,000,000)

  Subsidiary Secured Debt . . . . . . . . .         ($607,000)                             ($607,000)

Subsidiary Other Liabilities (b)  . . . . .     Unsecured Creditors                   Unsecured Creditors
                                                   ($_________)                           ($_________)

Subsidiary Senior Equity (c)  . . . . . . .         $1,000,000                             $1,000,000

Unsecured Debt (b)
  Senior Debt   . . . . . . . . . . . . . .      Various Creditors                     Various Creditors
                                                    ($200,000)                             ($200,000)

Subordinated Debt . . . . . . . . . . . . .         Debentures                             Debentures
                                                   ($9,538,000)                         ($9,538,000 less
                                                                                       amounts exchanged)

Equity (c)  . . . . . . . . . . . . . . . .        Common Stock                          Common Stock
                                                    (2,656,931)                           (2,809,598)


(a) All "secured debt" ranks ahead of all "equity" and, to the extent of the value of the security interest securing any such "secured debt," all "unsecured debt," except to the extent subordination agreements among creditors specify otherwise. To the extent any amount of the "secured debt" is undersecured or becomes unsecured, any such amount will have the relative priority of other "unsecured debt."

(b) All "unsecured debt" ranks ahead of all "equity." Debentures rank pari passu in right of payment with all "unsecured debt," which would include trade payables and other general creditors of the Company (except for debts which are, by their terms, subordinated to indebtedness owed under the Debentures). The term pari passu means that such securities rank at the same level of priority for distributions in liquidation and/or bankruptcy, absent other bankruptcy considerations.


(c) Preferred Stock has priority over Common Stock in right of payment of dividends and in any distribution upon the liquidation, dissolution or winding up of the Company. Preferred Stock may be issued with rights determined by the Board of Directors from time to time.

         AVOIDABLE PREFERENCES

         If a case were to be commenced by or against the Company under the Bankruptcy Code following the consummation of the Exchange Offer, a bankruptcy trustee or the Company, as debtor in possession, could avoid as a preference any transfer of property made by the Company to or for the benefit of a creditor which was made on account of an antecedent debt if such transfer (i) was made within 90 days prior to the date of the commencement of the bankruptcy case or, if the creditor is found to have been an "insider" (as defined in the Bankruptcy Code), within one year prior to the date of commencement of the bankruptcy case; (ii) was made when the Company was insolvent; and (iii) permitted the creditor to receive more than it would have received in a liquidation under Chapter 7 of the Bankruptcy Code had the transfer not been made. Under the Bankruptcy Code, a debtor is presumed to be insolvent during the 90 days preceding the date of commencement of a bankruptcy case. To overcome this presumption, it would need to be shown that at the time the transfers were made, the sum of the Company's debts was less than the fair market value of all of its assets.


         Under the Bankruptcy Code, all or a portion of the property transferred, including any cash payments, to tendering holders of Debentures, as well as any subsequent payment to non-tendering holders of Debentures, could be found to constitute preferences if a bankruptcy case were commenced within the applicable time period following such payments and if the other elements discussed above are present. If, following the commencement of a bankruptcy case within the applicable time period, such transfers were found to be preferential transfers, transferees could be ordered to return the full value of such transfers. In such event, transferees would have a general unsecured claim in the Company's bankruptcy case equal to the value of the property returned.



         BRIEF EXPLANATION OF CHAPTER 11



         Despite the dismissal in March 1995 of the involuntary bankruptcy petition that had been filed against the Company, there is no assurance that creditors of the Company could or would not file another involuntary petition in a bankruptcy court.



         In the event that the Company does not retire the Debentures or rescind the acceleration, a majority of Debentureholders by principal amount can request the Trustee to seek any remedies for non-payment, including potentially the filing of a bankruptcy petition. The filing of a petition would not affect the relative priority of creditors. Senior creditors may also file such a petition, or institute other actions against the Company, in order to enforce the subordination provisions of the Indenture that prevent the Debentureholders from collecting on their debts in advance of payment to any senior creditors.

         A bankruptcy debtor could, after an involuntary petition is filed, seek voluntary protection under Chapter 11. Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor in possession attempts to reorganize its business for the benefit of the debtor, its creditors, and other parties-in-interest.



         The commencement of a Chapter 11 case creates an estate comprising all of the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the bankruptcy court orders the appointment of a trustee. The filing of a Chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other thing, for an automatic stay of all attempts to collect pre-petition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until confirmation of a plan of reorganization.



         The formulation of a plan of reorganization is the principal purpose of a Chapter 11 case. The plan sets forth the means for satisfying the holders of claims against and interests in the debtor. Although referred to as a plan of reorganization, a plan may provide simply for an orderly liquidation of a debtor's assets. A plan can be proposed by the debtor, however, that does not provide for the liquidation of the debtors assets, but instead reorganizes the debtor's capital structure, thereby enabling the debtor to continue operations as a viable business enterprise.



         If the acceleration of principal and interest under the Debentures is not rescinded and the Debentureholders or the Trustee pursue remedies for collection of the aggregate of principal and interest due on all outstanding Debentures, it may result in the Company, as its only viable alternative, commencing a bankruptcy case. Without a pre-packaged agreement of its major creditors as to the terms of a reorganization plan, there is a substantial risk that the bankruptcy case will be protracted and costly and disruptive to the Company's business and there can be no assurance that a plan favorable to Debentureholders will be proposed and confirmed. The Company believes that any protracted bankruptcy case would have a material adverse effect on the Company including:



                 1. disruption of business activities by diverting the attention of the Company's senior management;



                 2. potential for substantial diminution in the value of the Company's assets;



                 3. potential adverse impact upon the ability of the Company to obtain the financing necessary for its future operations;



                 4. substantial increase in the cost of restructuring the Company, including the increase in the expenses of professionals normally associated with a bankruptcy case commenced without prior agreement with the Company's major creditors;



                 5. uncertainty as to the ability of the Company to effectuate any such restructuring and, if it is effectuated, the timing thereof;



                 6. interference and delay regarding payments to holders of Debentures and other creditors;

                 7. potential for forced liquidation of some of the Company's assets at substantially reduced values and the resulting loss to creditors and others; and



                 8. increased uncertainty among the Company's employees, business partners and associates.



         In addition, the Company believes that, because of the importance of continuing stable relations with the health care industry, the Company is particularly susceptible to any adverse reactions such constituencies may have to the filing of a bankruptcy petition, particularly if the bankruptcy case is long in duration. As a result, and for other reasons, any commencement of a Chapter 11 case could adversely affect the Company's business operations.



         There can be no assurance that if the Company were to commence a Chapter 11 case it would be able to use its cash or cash proceeds of other assets to operate during the pendency of such Chapter 11 case. The Company would only be able to use cash that is at such time collateral for senior debt if it obtains a consent from the holders of secured debt or if the Company obtains an order of the bankruptcy court. If the Company is forced to seek a bankruptcy court order authorizing the use of cash collateral, it would require, among other things, a court determination regarding valuation of the Company's assets and the provisions for adequate protection for the secured creditors' interests in the collateral. Failure to obtain a cash collateral agreement or court order permitting the use of cash collateral or failure to conclude negotiations on the debtor in possession financing may result in the Company lacking sufficient cash to operate during the Chapter 11 case and may result in a liquidation of the Company.



         Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by a bankruptcy court that the confirmation of a plan is not likely to be followed by the need for further financial reorganization, that all claims and interests have been classified in compliance with the provisions of Section 1122 of the Bankruptcy Code and that under the plan holders of a claim and equity interests within impaired classes receive or retain cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holders would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.



         To determine what holders in each impaired class of creditors would receive if the Company were liquidated, one must determine the dollar amount that would be generated from the liquidation of the Company's assets and properties in the context of a Chapter 7 liquidation case. Secured claims and the costs and expenses of the liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition unsecured claims and interests.



         Under Chapter 7, absent subordination in accordance with Section 510 of the Bankruptcy Code, the rule of absolute priority of distribution would apply. Under that rule, no junior creditor would receive any distribution until the allowed claims of all senior creditors are paid in full, and no holder of an Interest would receive any distribution until the allowed claims of all creditors are paid in full.



         Approximately $6.5 million of the Company's fixed assets, including all proceeds thereof, are subject to liens in favor of secured debt aggregating approximately $3.1 million. In addition, the unsecured senior debt of the Company is estimated to be at least $.7 million.

         After consideration of the effects that a Chapter 7 liquidation proceeding would have on the ultimate proceeds available for distribution to the holders of impaired claims and interest, including (i) the increased costs and expenses of liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail,
(iii) the adverse effects on the salability of business segments that could result from the probable departure of key employees, (iv) the costs attributable to the time value of money resulting from what is likely to be a more protracted proceeding that if a pre-packaged plan were confirmed (because of the time required to liquidate the assets of the Company, resolve claims and related litigation and prepare for distributions), and (v) the application of the rule of absolute priority (as described in the immediately preceding paragraph) to distributions in the Chapter 7 liquidation, the Company believes that the Exchange Offer will provide each holder of a Debenture with a greater recovery than such holder would receive pursuant to a liquidation of the assets of the Company under Chapter 7 of the Bankruptcy Code.



         Holders of Debentures are cautioned not to place undue reliance on the Company's analysis and are advised to consult with their own advisors. In particular, there can be no assurance regarding the assumptions underlying the Company's determination.



         The Company has not performed any analysis of its liquidation value and has not obtained an independent valuation of the Company's assets or liabilities and there can be no assurance that the Company would receive in liquidation the value for its assets set forth in the Company's unaudited financial statements as of November 30, 1995, which reflect total current assets of $13.1 million, current liabilities (excluding Debentures) of $12.9 million, and long-term and other liabilities of $13.6 million, approximately.



         Under the Bankruptcy Code, all or a portion of the property transferred, including any cash payments, to tendering holders of Debentures, as well as any subsequent payment to non-tendering holders of Debentures, could be found to constitute preferences if a bankruptcy case were commenced within the applicable time period following such payments and if the other elements discussed above are present. If, following the commencement of a bankruptcy case within the applicable time period, such transfers were found to be preferential transfers, transferees could be ordered to return the full value of such transfers. In such event, transferees would have a general unsecured claim in the Company's bankruptcy case equal to the value of the property returned.


         PROHIBITIONS ON PAYMENT TO DEBENTUREHOLDERS


         The payment of cash or property (other than capital stock of the Company) would be prohibited, and the Company does not intend to make such payment, if there exists at such time any law, rule or order which would be violated by such payment or a law would under the circumstances existing at the time be violated by such payment. The Company cannot determine at this time whether the payment to Debentureholders will be permitted by law. Certain of the laws affecting the Company's ability to make such payments are described under "Fraudulent Conveyances" below.


         FRAUDULENT CONVEYANCES


         If a court in a lawsuit by or on behalf of an unpaid creditor or a representative of creditors, such as a bankruptcy trustee, or the Company, as debtor in possession, were to find that, at the time of consummation of the Exchange Offer (a) the Company received less than reasonably equivalent value in exchange for the consideration given by the Company for any property transferred by the tendering holders of Debentures, and (b) the Company (i) was insolvent or was rendered insolvent as a result of such transfers, (ii) had unreasonably small remaining assets or capital for its business, or (iii) intended to incur, or believed or reasonably should have believed it would incur, debts beyond its ability to pay such debts as they become due, such court could determine that all or a portion of such transfers were avoidable as a "constructive" fraudulent transfer and require the transferees to return to the Company or its bankruptcy trustee the consideration given. The Company believes that, because of the reduction in the Company's outstanding indebtedness that will result from each of the other exchanges or transfers described above, a bankruptcy court should find that the Company received reasonably equivalent value for the consideration given by the Company. There can be no assurance, however, that a bankruptcy court would make such a determination.


NO FAIRNESS OPINION


         The Company has not advised Debentureholders on the value of the Debentures that would be surrendered in the Exchange because, among other reasons, the Company has not obtained a fairness opinion from any investment banking firm or an appraisal or any other investigation of the fairness to Debentureholders from a financial point of view, of the Exchange Consideration.


HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY


         As of November 30, 1995, the Company had a stockholders' deficiency of $4.6 million, a working capital deficiency of approximately $9.1 million and a current ratio of 1:1.7. The loss from operations for the three months ended August 31, 1995 was $1.3 million and the net income for the three months ended November 30, 1995 was $0.7 million.


         There can be no assurance that the Company will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flow from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.

ADDITIONAL RISK FACTORS WITH RESPECT TO HOLDERS OF DEBENTURES NOT TENDERED IN THE EXCHANGE OFFER


         SUBORDINATION



         The Debentures represent the subordinated indebtedness of the Company. The Company may incur indebtedness that is senior to the Debentures in unlimited amounts. The Debentures are general unsecured obligations exclusively of the Company. Since a substantial portion of the Company's and its consolidated subsidiaries' business is conducted through certain of such subsidiaries, the cash flow and consequent ability of the Company to satisfy its indebtedness to Debentureholders are dependent, in part, upon the earnings of such subsidiaries and a distribution of those earnings to the Company. The Company's subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to make any payment on the Debentures or to make funds therefor available. Any rights of the Company to receive assets of any subsidiary (and the consequent right of Debentureholders to possibly benefit from participating therein) in any liquidation or reorganization of the subsidiary will be effectively subordinated to the creditors of the subsidiary (including trade creditors) in any liquidation or reorganization of the subsidiary.

         REDEMPTION; MATURITY



         The Indenture permits the Company, at its election, to redeem the Debentures at 100% of the original principal amount (the "face value") at any time before maturity. The original maturity date of the Debentures was April 15, 2010. Provided that the acceleration of Debentures is effectively rescinded, the maturity date will once again become April 15, 2010, subject to any future conditions affecting maturity. The Company may determine whether or not to redeem Debentures based on interest rates that prevail at future times or other economic factors as they affect the Company's interests. See "Description of Debentures."



         SPORADIC TRADING



         The Debentures are not listed on any Securities Exchange or quoted on NASDAQ. The trading, if any, in the Debentures is limited and sporadic. Presently there are fewer than 50 registered holders of Debentures. Because the Debentures may be, after consummation of the Exchange Offer, held by a more limited number of registered holders, the trading market will become even more limited. These events are likely to have an adverse effect on the overall liquidity and market value of the Debentures.



UNCERTAINTY OF FUTURE FUNDING



         The Company's negative cash flow from operations has consumed substantial amounts of cash. Also, the retiring of Debentures, which the Company has agreed to use its best efforts to do, will require substantial amounts of cash. Issuance of additional equity securities by the Company could result in substantial dilution to then-existing stockholders. In the event of a failure to meet these obligations on a timely basis, the Company may become liable for the entire $9,538,000 principal amount plus accrued interest, and interest on default interest, from April 15, 1994, estimated at approximately $1,507,000 to April 15, 1996.



         During fiscal 1995 and 1996, a principal source of liquidity has been the private sale of debt securities convertible into equity. Under the shareholder policies of the NYSE, the Company may not be able to effect further sales of equity without shareholder approval; which if not obtained may adversely affect the Company with respect to future capital formation.


DISPOSITION OF ASSETS

         The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition and results of operations or that the Company has sufficient additional assets that could be disposed of in order to fund its capital requirements.


         In connection with the March 3, 1995 Letter Agreement with Mr. Lustig, the Company agreed to pledge all of the shares of its CareUnit, Inc. subsidiary. The Letter Agreement provided that "At 150 days after the date of this Agreement, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date, and if the Offer has not then been consummated, the Company shall pledge (with the Trustee, or an alternate acceptable to the Company, to act as pledgeholder on terms of a written agreement containing standard terms reasonably acceptable to the Participating Securityholders) all of the Shares as collateral for its obligation to purchase the Securities pursuant to the Offer or otherwise." Because of Mr. Lustig's failure to perform his obligations under the Letter Agreement, the Company believes that the Letter Agreement is not binding upon the Company and is using certain concepts from the Letter Agreement as a framework for the proposed Exchange described in this Offering Circular. No pledge of the CareUnit shares is contemplated by the Company in the currently proposed Exchange Offer.



ENGAGEMENT OF ERNST & YOUNG LLP; DELAYS IN SEC FILINGS



         The Company engaged Ernst & Young LLP ("EY") to audit the Company's financial statements for the year ended May 31, 1995 on or about July 5, 1995. In addition, the Company may request Arthur Andersen LLP ("Andersen"), the Company's former auditors, to consent to the inclusion of its audit reports for the 1993 and 1994 fiscal years in various SEC reports or registration statements. As indicated by Andersen in its letter addressed to the SEC, Andersen intends to conduct a due diligence review in order to ascertain whether it believes that its report could be reissued without modifications, or what modifications of its report and qualifications or uncertainties therein would be necessary. The consent of Andersen to use such reports, or in lieu thereof reports of another auditor (requiring another complete audit of such periods) will be necessary in order to file registration statements to register shares of Common Stock under the Securities Act. In addition, the Company will solicit shareholder approval for the issuance of Common Stock pursuant to a $1.0 million Secured Conditional Exchangeable Note issued by the Company in fiscal 1995 (the "Note"), and such solicitation may require a proxy statement that includes financial statements and auditors' consents.



INVOLUNTARY BANKRUPTCY PETITION; ACCELERATION OF INDEBTEDNESS



         Despite the dismissal in March 1995 of the involuntary bankruptcy petition filed against the Company by three purported creditors, no assurance may be made that such or other persons whom the Company owes any debt could not file another involuntary petition in bankruptcy court. The Company's 7 1/2% Convertible Subordinated Debentures continue to be in default, including the payment default involving interest accruing from April 1994 on approximately $9.5 million of outstanding face amount, and interest on default interest, and the Debentures continue to be accelerated, and immediately payable in full. To rescind the acceleration of the Debentures would require written consent of a majority of the Debentures and the cure of all existing defaults. The Company has filed and received SEC comments concerning a Schedule 13E-4 and a Schedule 14A for distribution to the Debentureholders. No assurances can be made that the holders of Debentures will consent to rescission of the acceleration or that the defaults can be cured. The Company's ability to solicit consent of Debentureholders may be subject to Rule 14a under the Exchange Act, which may require that the Company provide audited and unaudited financial information to holders. In the event that the Company does not retire the Debentures as and when contemplated in the March 3, 1995 letter agreement, Debentureholders who filed the earlier involuntary petition may file another such petition. Other creditors may also file such a petition, or institute other actions against the Company, in order to prevent the Debentureholders from collecting on their debts in advance of payment to themselves.


DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

         The Company's ability to succeed in increasing revenues may depend in part on the extent to which reimbursement of the cost of such treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. As a result of reimbursement changes and competitive pressures, the contractual obligations of the Company have been subject to intense evaluation.

UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS

         The levels of revenues and profitability of healthcare companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement governmental controls on the price of healthcare. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and assurances cannot be made that any such reforms will not have material adverse effects on the Company.

MANAGEMENT OF EXPANSION

         The Company's anticipated growth and expansion into areas and activities requiring additional medical and administrative expertise, such as managed care, are expected to place increased demands on the Company's resources. These demands are expected to require the retention of current management and the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to retain or acquire such services or to develop such expertise could have a material adverse effect on the prospects for the Company's success.

MANAGEMENT OF TRANSITION

         The Company's prospects for success depend, to a degree, on its ability to successfully implement its current restructuring plans. The failure of the Company to successfully transition, or any unanticipated or significant delays in such transition, could have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to achieve its planned transition without disruption to its business or that the transitioned Company resulting from the planned business transition will be adequate to sustain future growth by the Company.



PRICE VOLATILITY IN PUBLIC MARKET

         The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Trading prices of securities of companies in the managed care sector have experienced significant volatility.


THIN TRADING OF DEBENTURES


         The trading of Debentures in the over-the-counter market is not active.


CONVERSION PRICE FAR ABOVE SHARE PRICES


         The Debentures are convertible into Common Stock at a price so far in excess of the current market price of Common Stock as to be unattractive to Debentureholders in today's market.

TAXES


         The Company has recently received a tax refund for fiscal 1995 of $9.4 million ("fiscal 1995 refund") based on federal income tax deductions on account of specified liability losses defined in Section 172(f) of the Code. The Company's tax returns in earlier tax years have been amended based on federal income tax deductions arising from carrybacks of specified liability losses defined in Section 172(f). The IRS retained approximately $2.5 million of the $9.4 million for amounts currently due and payable pursuant to a settlement agreement relating to tax years 1984 through 1991. Also, a $1.9 million commission was paid to Deloitte & Touche from the refund proceeds.



         Section 172(f) is an area of the federal income tax law without substantial legal precedent. No assurances can be made that the IRS would not be successful in challenging the claimed deductions so as to result in the repayment by the Company of the 1995 refund. In addition, no assurances can be made that the Company ultimately will receive refunds as a result of the pre-1995 amended returns. Neither the Company nor the IRS will be foreclosed from raising other tax issues in regard to any audits of any such returns, which could also ultimately affect the Company's tax liability.



         The Company's ability to use any NOLs may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity (see "Potential Federal Income Tax Consequences - Effects on the Company"). The Company monitors the potential for "change of ownership" and believes that the exchange of the Note as contemplated will not cause a "change of ownership;" however, no assurances can be made that future events will not act to limit the Company's tax benefits.



         The Company has a carryover of $11.5 million of NOLs into fiscal 1996. In the event that the Company's tax refunds (as described above) are disallowed, the disallowed amount of carrybacks of specified liability losses would be recharacterized as NOLs. The resultant NOLs could increase the NOLs aggregately to approximately $61.5 million. In the event that a substantial portion of the $50 million aggregate tax deductions forming the basis for the Company's tax refund claims shall have been reclassified as NOLs, a change of ownership (as defined above) would likely have the effect of disallowing the use of a substantial portion of the Company's NOLs by the Company under any circumstances during the limited carryover periods applicable thereto.



         In addition, the Company may be unable to utilize some or all of its allowable tax deductions or losses, which depends upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover periods.



                          INTERESTS OF CERTAIN PERSONS


         The directors and executive officers who served the Company since June 1, 1994 have no substantial interest, direct or indirect, by security holdings or otherwise, in the Exchange Offer and the approval or disapproval of Rescission of Acceleration, except as holders of Common Stock generally.



                             PRINCIPAL STOCKHOLDERS


         The following table sets forth information concerning beneficial ownership of Common Stock. Such information is given as of December 31, 1995, At the record date, 2,214,498 shares of Common Stock were outstanding; entitled to one vote per share. According to rules adopted by the Commission, "beneficial ownership" of securities for this purpose is the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                         Amount and Nature of             Percent
      Name of Beneficial Owner                           Beneficial Ownership             of Class
--------------------------------------------------------------------------------------------------

William H. Boucher                                             5,000  (9)                      *
J. Marvin Feigenbaum                                           5,000  (9)                      *
Lindner Funds (1)                                            586,700                        20.9
Drew Q. Miller                                                21,000 (10)                      *
Ronald G. Hersch, Ph.D.                                       15,500  (4)                      *
Moriarty Litigation Group (2)                                172,500                         7.8
W. James Nicol                                                 5,056  (3)                      *
Richard C. Perry(5)                                          200,000                         9.0
Kerri Ruppert                                                 23,000  (6)                    1.0
Chriss W. Street                                              88,560  (7)                    3.9
All executive officers and
  directors as a group (7 persons)                           163,116  (8)                    6.9


-----------------


(1) The mailing address of Lindner Funds is c/o Ryback Management Corporation, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes 250,000 shares issuable pending completion of administrative matters and approximately 336,700 shares currently reserved for issuance upon conversion of a Secured Convertible Note dated January 9, 1995. Lindner Funds, as described in its Schedule 13G, holds the shares and convertible debt in more than one fund.



(2) The mailing address of Moriarty Litigation Group is 1111 Bagbe, Suite 1950, Houston, Texas 77002-2546.



(3) Includes 56 shares held by Mr. Nicol's spouse as custodian for his three minor children, all of whom reside with Mr. Nicol, and 5,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date hereof.



(4) Includes 4,000 shares held directly and 11,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date hereof.



(5) Mr. Perry is President of Perry & Co., 2635 Century Parkway, N.E., Suite 1000, Atlanta, Georgia 30345.



(6) Consists of 23,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date hereof.



(7) Includes 6,160 shares held directly and 82,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date hereof. Also includes 100,000 restricted shares under a restricted stock under the Company's Incentive Stock Plan.



(8) Includes a total of 152,000 shares subject to outstanding options that are presently exercisable or exercisable within 60 days of the date hereof.



(9) Includes 5,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date hereof.



(10) Includes 1,000 shares held directly and 20,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date hereof.

                                USE OF PROCEEDS


         The Company's negative cash flow from operations has consumed substantial amounts of cash. The Company's capital requirements will depend on numerous factors, including the Company's obligations to raise substantial additional funds to complete the Exchange Offer.



         Up to approximately $5,750,000 ($5,550,000 in cash and estimated costs of $200,000) could be used to retire the outstanding balance of indebtedness under the Debentures.



         There can be no assurance of successful completion of the Exchange
Offer.



                                DIVIDEND POLICY

         The Company anticipates that all future earnings will be retained to finance future growth. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. While the Debentures are due and unpaid, payments of dividends is prohibited.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of November 30, 1995 and as adjusted to give effect to the Exchange for 100% of the outstanding Debentures and 70% of the outstanding Debentures and without deducting expenses payable by the Company.



                         COMPREHENSIVE CARE CORPORATION
                            Pro Forma Balance Sheet
                        Period Ending November 30, 1995



                                                 Pro Forma
                                          -----------------------
ASSETS                        Actual        100%           70%
------                       --------     --------      ---------

Cash and cash equivalents    $  5,883     $    351      $   1,637
Accounts Receivable             2,600        2,600          2,600
Property and Equipment
 Held for Sale                  3,882        3,882          3,882
Other Current Assets              724          724            724
                             --------     --------      ---------

   Total Current Assets        13,089        7,557          8,843

Property, Plant & Equipment    18,573       18,573         18,573
Less:  Accum. Depreciation     (8,824)      (8,824)        (8,824)
                             --------     --------      ---------

   Net Property, Plant
   & Equipment                  9,749        9,749          9,749
                             --------     --------      ---------

NC Assets Held For Sale         2,342        2,342          2,342
Other Assets                    3,583        3,583          3,583
                             --------     --------      ---------

   Total Other Assets           5,925        5,925          5,925
                             --------     --------      ---------

TOTAL ASSETS                 $ 28,763     $ 23,231      $  24,517
                             ========     ========      =========

LIABILITIES & EQUITY

Accounts Pay/Accrued
  Liabilities                $ 10,626     $  9,380      $   9,380
Long Term Debt in Default       9,538            0          2,862
Current Maturities Long
  Term Debt                     1,645        1,645          1,645
Income Taxes Payable              344          344            344
                             --------     --------      ---------

   Current Liabilities         22,153       11,369         14,231
                             --------     --------      ---------

Long Term Debt                  2,162        2,162          2,162
Other NC Liabilities            8,040        8,040          8,040
                             --------     --------      ---------

   Total Other Liabilities     10,202       10,202         10,202
                             --------     --------      ---------

TOTAL LIABILITIES            $ 32,355     $ 21,571      $  24,433
                             --------     --------      ---------

Minority Interest               1,000        1,000          1,000

EQUITY

Common Stock                       27           38             35
Preferred Stock                     0            0              0
Additional Paid in Capital     42,487       43,620         43,280
Retained Earnings             (47,106)     (42,998)       (44,231)
                             --------     --------      ---------

TOTAL EQUITY                   (4,592)         660           (916)
                             --------     --------      ---------

TOTAL LIABILITIES & EQUITY   $ 28,763     $ 23,231      $  24,517
                             ========     ========      =========

                             CHANGES IN ACCOUNTANTS

         Arthur Andersen LLP ("Arthur Andersen") had been the principal independent auditors of the financial statements for the Company. On May 22, 1995, that firm advised the Company that the Company did not meet Arthur Andersen's client profile. In connection with the audits of the fiscal years ended May 31, 1993 and May 31, 1994, and the subsequent interim period through the date of resignation (the "Period"), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their audit reports to the subject matter of the disagreement.

         The audit reports of Arthur Andersen on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended May 31, 1993 and 1994 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than that such auditor's reports contained two separate paragraphs that stated that:

         As further discussed in Note 15, the Company is negotiating a settlement with the Internal Revenue Service (IRS) regarding assessments of payroll taxes. Management believes that adequate reserves have been provided for the additional taxes to be assessed by the IRS. There can be no assurance, however, that such reserves will be sufficient until a formal settlement is reached.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant recurring losses and negative cash flows from operations which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.


         The uncertainty with respect to the IRS assessment had been resolved by the Company pursuant to a settlement agreement with the IRS entered into during the quarterly period ended November 30, 1994.



         Arthur Andersen advised the Company that Arthur Andersen might permit (without commitment) its 1993 and 1994 audit reports to be used in the Company's filings with the Commission, but the appropriate form that such audit reports may take, if reissued at a future time, would depend upon the results of post-audit review procedures that Arthur Andersen would perform as it considers necessary in the circumstances. Auditors' reports must be included in all Securities and Exchange Act filings with the Commission, and a consent to use such report must be included in all Securities Act filings.

                         COMPREHENSIVE CARE CORPORATION

         THE EXCHANGE AGENT: CONTINENTAL STOCK TRANSFER & TRUST COMPANY


             By Mail:                                          By Hand:
   CONTINENTAL STOCK TRANSFER &                       CONTINENTAL STOCK TRANSFER
          TRUST COMPANY                                     & TRUST COMPANY
            2 BROADWAY                                  2 BROADWAY, 19TH FLOOR
     NEW YORK, NEW YORK 10004                          NEW YORK, NEW YORK 10004


                             Confirm by Telephone:
                            (212) 509-4000 Ext. 227


     REQUESTS FOR ADDITIONAL INFORMATION SHOULD BE DIRECTED TO KERRI RUPPERT,
           SECRETARY, COMPREHENSIVE CARE CORPORATION 350 W. BAY STREET,
                 COSTA MESA, CALIFORNIA 92627, AT (800) 678-2273


--------------------------------------------------------------------------------

TABLE OF CONTENTS


Additional Information  . . . . . . . . . . . . . . .
Offering Summary  . . . . . . . . . . . . . . . . . .
Selected Financial Data . . . . . . . . . . . . . . .
The Company . . . . . . . . . . . . . . . . . . . . .
Ratio of Earnings to Fixed Charges  . . . . . . . . .
Recent Transactions in the Company's Securities . . .
Price Range of Common Shares and Debentures . . . . .
The Exchange Offer  . . . . . . . . . . . . . . . . .
Description of Debentures   . . . . . . . . . . . . .
Description of Capital Stock  . . . . . . . . . . . .

--------------------------------------------------------------------------------